EXHIBIT 2b

Limited Partnership Agreement

Keystone Investors - Urban Node Fund II, LP

A California Limited Partnership

June 1, 2018

Table of Contents

1.	Formation, Name, Purposes	1
1.1	California Limited Partnership	1
1.2	Name	1
1.3	Place of Business	2
1.4	General Partner	2
1.5	General Partner’s Compensation	2
1.6	Limited Partners	2
1.7	Nature of Limited Partners’ Interests	3
1.8	Intent to Be Treated as a Partnership	3
1.9	Nature of Business	3
1.10	Objectives	4
1.11	Term	4
1.12	Registered Agent	4
2.	Capitalization of the Company	4
2.1	Partnership Classes	4
2.2	Percentage Interests	5
2.3	Capital Calls; Default of Limited Partner	5
2.4	Time of Capital Contributions; Withdrawal Not Permitted	6
2.5	Capital Accounts	6
3.	General Partner Advances and Limited Partner Loans	6
3.1	General Partner Advances	6
3.2	Limited Partner Loans	7
3.3	Right and Priority of Repayment	7
3.4	Third-Party Loans	7
4.	Cash Distributions to Limited Partners	7
4.1	Cash Distributions during Operations	8
4.2	Cash Distributions from Capital Transactions	8
5.	General Partner’s Compensation	9
5.1	Expense Reimbursement	9
5.2	Fees Paid to General Partner and/or Third Parties	9
6.	Rights and Duties of General Partner	10
6.1	Management	10
6.2	Number of General Partners, Tenure, and Qualifications	10
6.3	Authority of the General Partner	11
6.4	Major Decisions; Restrictions on Authority of General Partner	12
6.5	Employment of Affiliated or Unaffiliated Service Providers	12
6.6	Delegation of Duties	13
6.7	Consultation; Quarterly Reports	13
6.8	General Partner’s Reliance on Information Provided by Others	13
6.9	Fiduciary Duties of General Partner	13
6.10	Limited Liability of the Limited Partners and the General Partner	14
6.11	Indemnification of the General Partner and the Limited Partners	15
6.12	Liability Insurance	15
6.13	General Partner Has No Exclusive Duty to Company	16

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7.	Rights and Obligations of Limited Partners	16
7.1	Limitation of Liability	16
7.2	Company Debt Liability	16
7.3	Limited Partners’ Obligation of Good Faith and Fair Dealing	16
7.4	Authority of the Limited Partners; Summary of Voting Rights	17
7.5	Participation	17
7.6	Deadlock	18
8.	Resignation or Removal of the General Partner	18
8.1	Resignation	18
8.2	Removal Process; Notice to Perform	18
8.3	Reasons for Removal; Good Cause Defined	19
8.4	Removal Notice Requirements	19
8.5	Effect of Resignation or Removal on General Partner’s Cash Distributions and Fees	20
8.6	Applicability of Internal Dispute Resolution Procedure	20
8.7	Vacancies	21
9.	Meetings of Limited Partners	21
9.1	Annual Meeting	21
9.2	Meetings	21
9.3	Place of Meetings	21
9.4	Notice of Meetings	22
9.5	Meeting of all Limited Partners	22
9.6	Record Date	22
9.7	Quorum	22
9.8	Manner of Acting	22
9.9	Proxies	22
9.10	Action by Limited Partners without a Meeting	23
9.11	Electronic Meetings	23
9.12	Waiver of Notice	23
10.	Fiscal Year, Books and Records, Bank Accounts, Tax Matters	23
10.1	Fiscal Year	23
10.2	Company Books and Records	24
10.3	Bank Accounts	24
10.4	Reports and Statements	25
10.5	Tax Matters	25
11.	Voluntary Transfer; Additional and Substitute Limited Partners	25
11.1	Voluntary Withdrawal, Resignation or Disassociation Prohibited	25
11.2	Admission of Additional Limited Partners	25
11.3	Transfer Prohibited Except as Expressly Authorized Herein	26
11.4	Conditions for Permissible Voluntary Transfer; Substitution	26
11.5	Voluntary Transfer; Right of First Refusal	27
12.	Involuntary Transfer; Disassociation	29
12.1	Disassociation for Cause	29
12.2	Disassociation by Operation of Law	30
12.3	Effect of Disassociation	21
12.4	Sale and Valuation of a Disassociated Limited Partner’s Interest	31
12.5	Closing	32
12.6	Payment for a Disassociated Limited Partner’s Interest	32
12.7	Transfer of Economic Interest; Rights of an Involuntary Transferee	33

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13.	Internal Dispute Resolution Procedure	33
13.1	Notice of Disputes	33
13.2	Negotiation of Disputes	34
13.3	Mandatory Alternative Dispute Resolution	34
13.4	Mediation	35
13.5	Arbitration	35
14.	Dissolution and Termination of the Company	36
14.1	Dissolution	36
14.2	Termination of a Limited Partner Does Not Require Dissolution	36
14.3	Procedure for Winding-Up	36
15.	Miscellaneous Provisions	39
15.1	Notices	37
15.2	Amendments	38
15.3	Binding Effect	38
15.4	Construction	38
15.5	Time	38
15.6	Headings	39
15.7	Agreement is Controlling	39
15.8	Severability	39
15.9	Incorporation by Reference	39
15.10	Additional Acts and Documents	39
15.11	California Law	39
15.12	Counterpart Execution	39
15.13	Merger	40
Appendix A: Limited Partner Signature and Contact Page		A-1
Appendix B: Table 1, Limited Partners		B-1
Appendix B: Table 2, General Partner		B-2
Appendix C: Capital Accounts and Allocations		C-1
Appendix D: Definitions		D-1

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1. Formation, Name, Purposes

This Limited Partnership Agreement (“Agreement”) is made and entered into as of the date the Subscription Agreement is executed, by and among those Persons whose names are set forth in Appendix B hereto (the “Limited Partners”), being the Limited Partners of Keystone Investors - Urban Node Fund II, LP, a California limited partnership (the “Company”), and the General Partner, each of whom represent and agree as follows:

1.1 California Limited Partnership

Each of the signatories to this Agreement shall be referenced herein as a “Limited Partner” and collectively, as the “Limited Partners” as defined in Appendix D hereof.

The General Partner has formed a California limited partnership (the “Company”) by executing and delivering the Certificate of Formation to the California Secretary of State in accordance with the 2015 California Uniform Limited Partnership Act of 2008, as codified in the California Corporations Code, Title 2, Chapter 4.5 (the “Act”,) as may be amended from time to time. The rights and liabilities of the Limited Partners shall be as provided in the Act except as may be modified in this Agreement.

The management of the affairs of the Company shall be vested in the General Partner of the Company, as set forth in Article 6 hereof, subject to any provisions of this Agreement (e.g., Articles 7 or 8), or in the Act restricting, enlarging or modifying the rights and duties of the General Partner or management procedures.

The Limited Partners shall immediately, and from time to time hereafter, execute all documents and do all filing, recording, and other acts as may be required to comply with the operation of the Company under the Act.

1.2 Name

The name of the Company is Keystone Investors - Urban Node Fund II, LP, a California limited partnership.

REST OF PAGE INTENTIONALLY LEFT BLANK

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1.3 Place of Business

The name of the Company is Keystone Investors - Urban Node Fund II, LP, a California limited partnership. The Company’s principal place of business is:

Keystone Investors - Urban Node Fund II, LP

Keystone Investors - Urban Node Fund II GP, LLC

c/o Austin Nissly

236 BICKNELL AVENUE APT 11

SANTA MONICA, CA 90405

Phone: 724-809-9710

or such other place as the General Partner shall determine.

1.4 General Partner

The initial General Partner of the Company is Keystone Investors - Urban Node Fund II GP, LLC, a California limited liability company (the “General Partner”). The Manager of the General Partner is Austin Nissly. The address where all correspondence for the General Partner should be sent is:

Keystone Investors - Urban Node Fund II GP, LLC

c/o Austin Nissly

236 BICKNELL AVENUE APT 11

SANTA MONICA, CA 90405

Phone: 724-809-9710

1.5 General Partner’s Compensation

The General Partner or its members shall receive an allocation of Profits and Losses and a right to Distributions from the Company in accordance with Articles 4 and 5 hereof. Further, they shall be reimbursed for all out-of-pocket expenses incurred in connection with the organization of the Company, due diligence or acquisition of the Properties.

1.6 Limited Partners

Each of the signatories to this Agreement shall be referenced herein as a “Limited Partner” and collectively, as the “Limited Partners” as defined in Appendix D hereof. The Limited Partners shall immediately, and from time to time hereafter, execute all documents and do all filing, recording, and other acts as may be required to comply with the operation of the Company under the Act.

Every Limited Partner will be required to execute this Limited Partnership Agreement by completing, executing and returning the Signature Page of the Subscription Agreement, hereto attached. The General Partner will maintain an updated list of all Limited Partners as shown on Appendix B to this Agreement.

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1.7 Nature of Limited Partners’ Interests

The Interests of the Limited Partners in the Company shall be personal property for all purposes. Legal title to all Company Assets shall be held in the name of the Company. Neither any Limited Partner or a successor, representative, or assignee of such Limited Partner, shall have any right, title or interest in the Company’s Properties or the right to partition any real property owned by the Company. Interests may, but are not required to, be evidenced by a certificate of Limited Partnership Interest or Receipt and Acknowledgment issued by the Company, in such form as the General Partner may determine.

1.8 Intent to Be Treated as a Partnership

It is the intent of the General Partner and the Limited Partners that the Company shall always be operated in a manner consistent with its treatment as a partnership for federal income tax purposes. It is also the intent of the Limited Partners that the Company not be operated or treated as a partnership for purposes of section 303 of the Federal Bankruptcy Code. No General Partner or Limited Partner shall take any action inconsistent with the express intent of the Limited Partners.

The General Partner anticipates that the Company will be subject to the application of the centralized partnership audit procedures set forth in section 6221 through 6241 of the Internal Revenue Code (the Code), as amended by the Bipartisan Budget Act of 2015.

The Company is being formed as pass-through entity, where the individual Limited Partners will be taxed at their individual rates and certain taxpayers may be able to take an additional twenty percent (20%) deduction for qualified business income as per the Tax Cut and Jobs Act of 2018. However, there are phase out provisions which apply to this additional deduction, applied at the taxpayer level. Potential investors should consult their tax professional to see how this additional deduction will apply to them.

1.9 Nature of Business

This Offering involves the purchase of real estate throughout Southern California that the Company intends to renovate, rent, and eventually sell (Properties). Suitable Properties will be determined in the sole discretion of the General Partner. The Company reserves the right to purchase each Property using a Special Purpose Entity (SPE). It is expected that, in most cases, each SPE will be wholly owned by the Company. In some cases, the Company will not own 100% of the SPE.

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1.10 Objectives

By purchasing the Properties, the General Partner intends to accomplish the following objectives for the Limited Partners:

•	Acquire, renovate, operate and eventually dispose of the Properties.

•	Provide Limited Partners with residential and commercial real estate investment opportunities.

•	Provide Limited Partners with limited liability.

•	Provide Cash Distributions for the Limited Partners.

•	Provide for self-liquidation of the investment.

•	Allow the Limited Partners minimal involvement in real estate management.

•	Keep Limited Partners apprised of each Property’s affairs.

1.11 Term

The Company commenced operations upon the filing of its Certificate of Formation and shall be perpetual unless sooner terminated under the provisions of Article 14 hereof.

1.12 Registered Agent

The Company’s initial office and initial registered agent are provided in its Certificate of Formation. The General Partner may change the registered agent (or such agent’s address) from time to time by causing the filing of the new address and/or name of the new registered agent in accordance with the Act. However, the Company shall, at all times, maintain a registered agent in the State of California who shall be authorized to accept service on behalf of the Company.

2. Capitalization of the Company

2.1 Partnership Classes

The Company will have the following classes of Interests as further described below. The General Partner shall record the name and address of each of the Limited Partners in Appendix B to this Agreement. The Company shall be allocated as provided below:

2.1.1 Limited Partners

Investors who purchase Limited Partnership Interests shall become Limited Partners of the Company once admitted by the General Partner. The Minimum Investment Amount required of a Limited Partner is Twenty-Five Thousand Dollars ($25,000). The Manager reserves the right to accept less than the Minimum Investment Amount.

The Capital Contributions of the Limited Partners shall result in one hundred percent (100%) of the Capitalization of the Company, less the amount contributed by the General Partner. Limited Partners shall acquire seventy-five percent (75%) of the ownership Interests of the Company.

2.1.2 General Partner

The General Partner (or its members and/or their Affiliates) will retain ownership of twenty-five percent (25%) of the Interests in the Company in exchange for services to the Company in the form of Class B Interests. These Class B Interests may be distributed to Affiliates or other service providers as the General Partner sees fit. The Class B Interests shall be subordinate to the Class A Interests. The issuance of Class B Interests is irrevocable even if KEYSTONE INVESTORS - URBAN NODE FUND II GP, LLC is removed or resigns as the General Partner of the Company.

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The General Partner reserves the right to allow the General Partners (or their members or Affiliates) to sell, grant, transfer, or convey a minority of the Class B Interests to others without permission of the Limited Partners as long as doing so does not: a) dilute the Interests or percentage returns to the Limited Partners, or b) allow any other General Partners to exert management control over the General Partner.

KEYSTONE INVESTORS - URBAN NODE FUND II GP, LLC, its Affiliates or members (and/or their affiliates) may purchase Units at such value as may be established from time to time on transfer of a Limited Partner’s Interest (per Articles 11 or 12 of this Agreement), but they may be allowed to invest less than the minimum investment amount required of Limited Partners, at the General Partner’s sole discretion.

2.2 Percentage Interests

The General Partner shall list the number of Interests purchased and/or the dollar amount of each Limited Partner’s Capital Contribution and Percentage Interests in Appendix B. Percentage Interests of the Limited Partners will be calculated in relation to the other Limited Partners in their Limited Partner class or in relation to the total Interests.

2.3 Capital Calls; Default of Limited Partner

Although the General Partner intends to raise sufficient money from Investors for operations and capital improvements prior to purchase of the Properties, it is possible that the General Partner, on approval of a Majority of the Limited Partnership Interests, may make a capital call in order to raise Additional Capital Contributions with which to achieve the Company’s objectives and policies as outlined in the Memorandum.

2.3.1 Additional Capital Contributions.

No Limited Partner shall be required to make an Additional Capital Contribution.

2.3.2 Cash Capital Contributions.

If any portion (an “Unpaid Portion”) of any Limited Partner’s Commitment consists of an obligation of such Limited Partner to contribute cash or property to the Company in the future, which obligation has not yet been discharged, the other Limited Partners may require such Limited Partner to contribute cash in an amount equal to the product of such Limited Partner’s Percentage Interest multiplied by all monies that in the judgment of the other Limited Partners are necessary to enable the Company to operate its business and maintain its assets and to discharge its costs, expenses, obligations, and liabilities; provided, however, that under no circumstances, shall a Limited Partner be obligated under this Section to contribute cash in an amount, in excess of the agreed value (as stated in Company’s records) of such Limited Partner’s unpaid portion. Nothing contained in this Section is or shall be deemed to be for the benefit of any Person other than Limited Partners and the Company, and no such Person shall under any circumstances have any right to compel any actions or payments by the Limited Partners.

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2.3.3 Failure to Contribute.

If a Limited Partner (“Delinquent Limited Partner”) does not contribute all or any portion of the Capital Contribution required pursuant to and at the time required by, such Limited Partner’s Commitment, the Company may sell additional interests in the Company to existing Limited Partners on a Right of First Refusal Basis at a rate of 1.5 times the value of the original investment. If the existing Limited Partners of the Company do not elect to participate in the purchase of additional interests, the Company may sell the interests to a third party at a rate of 1.5 times the value of the original investment. For example, if there is a Capital Call of $100,000 to which a Limited Partner is called to contribute 10%, and the Limited Partner fails to contribute, the dilution will actually affect their Percentage Interest at a rate of 1.5 times the value and it will instead be attributed to the value of the purchasing Limited Partner or third party.

2.4 Time of Capital Contributions; Withdrawal Not Permitted

Limited Partner Capital Contributions shall be made in full on admission to the Company. No portion of the capital of the Company may be withdrawn until dissolution of the Company, except as otherwise expressly provided in this Agreement.

2.5 Capital Accounts

An individual Capital Account shall be maintained for each Limited Partner in accordance with Treasury Regulation section 1.704-1(b)(2)(iv) and as further described in the attached Appendix C. Calculation of Limited Partner Percentage Interests will be determined on close of the offering to new Investors, and shall be calculated as described in Article 2.2 hereof.

3. General Partner Advances and Limited Partner Loans

If required to protect or preserve the Company’s Properties, the General Partner has the sole discretion to apply other available Company funds to pay any Company obligations. However, if sufficient Company funds are not available, the General Partner or one or more Limited Partners may loan funds to the Company subject to the following provisions:

3.1 General Partner Advances

The General Partner may, but is not required to, loan its own funds or defer reimbursement of its out-of-pocket expenses as an Advance. The Company shall reimburse the General Partner for any such Advance from the date of the loan or deferral as soon as is practical together with the simple annualized interest at ten percent (10%). Interest on General Partner Advances shall be an expense of the Company when paid and shall accrue from the date of inception for a General Partner loan, or from the date reimbursement was due for any Advance related to a deferred reimbursement.

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3.2 Limited Partner Loans

Alternatively, the General Partner may obtain a loan from one or more Limited Partners as and when necessary to continue the business of the Company.

3.3 Right and Priority of Repayment

Principal and interest payments for a General Partner Advance or a Limited Partner Loan will be paid as an expense of the Company as soon as sufficient Company funds are available or held for longer in order to build up Company reserves, at the General Partner’s sole discretion. A General Partner or Limited Partner that makes a loan to the Company shall be deemed an unsecured creditor of the Company for the purpose of determining its right and priority of repayment of interest and principal of such Advance or Loan, and repayment of the Principal will be paid in the order the Advance or Loan was made.

3.4 Third-Party Loans

In the event of a failed capital call, or the unavailability of a General Partner Advance or Limited Partner Loan, the General Partner may obtain a loan and/or credit from one or more third-parties as it deems appropriate to further the business objectives of the Company. Such loan shall be made to the Company (as Borrower or Debtor) on such terms as the General Partner deems reasonable and appropriate after taking into account the urgency and need for the funds.

4. Cash Distributions to Limited Partners

The Limited Partners may receive Distributable Cash from the Company as authorized in the Agreement. In general, the General Partner intends to operate the Company in such a manner as to generate Distributable Cash it can share with the Limited Partners.

Distributable Cash shall be determined in the sole discretion of the General Partner after withholding sufficient Working Capital and Reserves. Distributions to Limited Partners, when made, will be allocated among them in proportion to their Percentage Interests in the Class A or Class B Interests.

Distributable Cash, if any will be distributed until expended, in the order described in Sections 4.1 and 4.2 below, depending on the phase of operation of the Company. Distributions will be evaluated on a quarterly basis, although the General Partner anticipates that there may not be any Distributions until one full year after investing activities have commenced.

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4.1 Cash Distributions during Operations

Distributable Cash, if any, derived from operation of the Company will be evaluated on a quarterly basis, and disbursed in the order provided below until expended.

•	First, to the Class A Limited Partners, pro rata in accordance with their Percentage Interests in the Company, until all Limited Partners have received a Preferred Return their Capital Contributions.

•	Second, seventy-five percent (75%) to the Class A Limited Partners in proportion to their respective Percentage Interests, and twenty-five percent (25%) to the Class B Limited Partners.

•

Limited Partner distributions will also be prorated in accordance with the length of time the Limited Partner has been a Limited Partner of the Company. The amount of Distributions the General Partner may receive from Company operations cannot be determined at this time.

4.2 Distributions Upon Sale of a Property.

Until up to five (5) years of operations, initial Capital Contributions will be reinvested into additional Properties. After five (5) years of operation, and upon a sale of a Property, cash distributions will be made as follows and in the following order to the extent there is available cash to distribute:

•	In order to settle expenses and debts of the Company and, if deemed necessary by the General Partner, in General Partner’s sole and absolute discretion, to establish a reserve to fund post-closing contingencies and/or liabilities;

•

To all of the Limited Partners, in an amount equal to 100% of that portion of each Limited Partners capital account allocated to the Property involved in the sale, based upon the original purchase price and capital improvements of the Property (“Property Cost Basis”);

•	Any unpaid Preferred Returns payable to the Class A Limited Partners;

•	To the Class A Limited Partners, pro rata, in accordance with their Percentage Interests in their class, seventy-five percent (75%) of the remaining Distributable Cash; and

•	To the Class B Limited Partners, pro rata, in accordance with their Percentage Interests in their class, twenty-five percent (25%) of the remaining Distributable Cash.

4.3 Reserves

Notwithstanding anything contained in the Agreement to the contrary, the General Partner, in the General Partner’s sole and absolute discretion, may use all or a portion of the Company’s cash flow to establish and fund a discretionary reserve(s) from time to time and in such amounts to be determined in the General Partner’s sole and reasonable discretion taking into account such factors as anticipated current and future cash requirements of the Company. Said reserve(s) may be used to pay some or all of the distributions, whether accrued or current, specified in this Section.

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4.4 Distributable Cash

Distributable Cash, as defined, means, with respect to any period of the Company’s operation, the gross cash receipts of the Company, including funds released from reserves, reduced by the sum of the following: (a) all principal and interest payments and other sums paid on or with respect to any indebtedness of the Company, (b) all cash expenditures incurred incident to the operation of the Company’s business, including without limitation, any capital expenditure, (c) all amounts due the General Partner, and (d) such cash reserves as the General Partner shall from time to time designate or as may otherwise be required by the terms of the Agreement or loan documents entered into by the Company in order to establish for working capital, compensating balance requirements, contingencies, payments of Distributions or the funding of any other cash or capital requirements of the Company.

5. General Partner’s Compensation

5.1 Expense Reimbursement

In addition to the Cash Distributions described in Article 4, the General Partner or their Affiliates who may have contributed funds toward organization of the Company or acquisition of the Properties will be reimbursed for their out-of-pocket expenses on production of receipts. The General Partner will not be reimbursed for its own overhead expenses, but will be reimbursed for initial startup expenses for the Company including earnest money deposits, due diligence costs, related travel expenses, marketing expenses related to the Company, closing costs, loan/lender application fees such as appraisals and engineering and environmental reports, property management fees, and/or legal fees. Reimbursements may be paid as an expense of the Company prior to determining Distributable Cash.

Reimbursement may be deferred until sufficient cash is available, without forfeiting any right to collect, although the General Partner may earn interest on deferred reimbursement of initial startup expenses if not paid at closing on the Properties. The maximum amount of reimbursements the General Partner may receive cannot be determined at this time.

5.2 Fees Paid to General Partner and/or Third Parties

The General Partner and/or third parties may earn Fees for services they provide on behalf of the Company as further described below. All Fees will be paid as an expense of the Company prior to determining Distributable Cash (as described in Article 4 above).

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Phase of Operation	Basis for Fee	Amount of Fee

Acquisition Fee	Fees charged to the Company as Properties are acquired.	1.0% of the purchase price of the individual property. This fee will be paid to Keystone Investment Management, LLC. This fee is difficult to determine at this time.

Disposition Fee	None.	None.

Financing Fee	Fees charged to the Company as financing is acquired for the purchase or refinance of Properties.	1.0% of the total loan amount procured by the Manager.

Leasing Fee	Fees charged to the Company for leasing efforts.	50% of the first month of paid rent on a new lease. This fee will be paid to Keystone Investment Management, LLC. These fees are difficult to determine at this time.

Asset Management Fee	None.	None.

Property Management Fee	Fees charged to the Company on an ongoing basis for the management of specific properties.

5% of the total gross revenues of an individual property if operated as a standard rental property. 7% of the total gross revenue of an individual property if operated as a “SuperVenience” property. 9% of the total gross revenue of an individual property if operated as a short-term rental. These fees are difficult to determine at this time This fee will be paid to Keystone Investment Management, LLC.

6. Rights and Duties of General Partner

6.1 Management

The General Partner shall manage all business and affairs of the Company. The General Partner shall direct, manage, and control the Company to the best of its ability and shall have full and complete authority, power, and discretion to make any and all decisions and to do any and all things that the General Partner shall deem to be reasonably required to accomplish the business and objectives of the Company.

6.2 Number of General Partners, Tenure, and Qualifications

KEYSTONE INVESTORS - URBAN NODE FUND II GP, LLC shall be the initial General Partner of the Company. The General Partner shall hold office until a successor shall have been elected and qualified. Successor General Partner(s) need not be a Limited Partner of the Company or residents of California.

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6.3 Authority of the General Partner

Except to the extent that such authority and rights have been reserved for the Limited Partners elsewhere in this Agreement, the General Partner shall have the obligation and the exclusive right to manage the day-to-day activities of the Company including, but not limited to performance of the following activities. The General Partner may:

•	Capitalize the Company via the sale of Limited Partnership Interests or Interests in the Company as described in Article 2 hereof;

•	Acquire by purchase, lease, or otherwise any real or personal property which may be necessary, convenient, or incidental to the accomplishment of the business of the Company;

•	Borrow money and issuing of evidences of indebtedness necessary, convenient, or incidental to the accomplishment of the purposes of the Company and securing the same by mortgage, pledge, or other lien on the Properties; including the right (but not the obligation) to personally and voluntarily guarantee such obligations;

•	Open, maintain and close, as appropriate, all Company bank accounts and (subject to any limitations set forth herein) drawing checks and other instruments for the payment of funds associated with acquisition or maintenance of the Properties;

•	Make all decisions relating to the management, development, leasing, operations and maintenance, and disposal of the Properties and all portions thereof;

•	Employ such agents, employees, general contractors, independent contractors and attorneys as may be reasonably necessary to carry out the purposes of this Agreement;

•	Obtain, negotiate and execute all documents and/or contracts necessary or appropriate to accomplish any improvement of the Properties or any portions thereof;

•	Establish a reasonable Reserve fund for operation of the Company and potential future or contingent Company liabilities;

•	Pay, collect, compromise, arbitrate or otherwise adjust any and all claims or demands of or against the Company or the Properties to the extent that any settlement of a claim does not exceed available insurance proceeds;

•	Work with the CPA firm in its preparation of Company budgets and financial reports, if necessary or appropriate to the Company’s operation, including but not limited to, all federal and state tax returns and reports and periodic financial statements;

•	Execute and deliver bonds and/or conveyances in the name of the Company provided same are done in the ordinary course of the Company’s business;

•	Engage in any kind of legal activity and perform and carry out contracts of any kind necessary or incidental to, or in connection with the operation of the Company or the Properties; and

•	Make an annual calculation of the Estimated Market Value of the Company and report it to the Limited Partners using any commercially acceptable method for doing so.

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6.4 Major Decisions; Restrictions on Authority of General Partner

The General Partner shall not have the authority to, and hereby covenants and agrees that it shall not make or perform any of the following Major Decisions without first having obtained the affirmative vote of a Majority of Interests of all Limited Partners:

•	Cause or permit the Company to engage in any activity that is not consistent with the purposes of the Company as set forth in Articles 1.9 and 1.10 hereof.

•	File a lawsuit on behalf of the Company or confess a judgment against the Company in an amount in excess of insurance proceeds.

•	Knowingly perform any act that would subject any Limited Partners to liability as a general partner in any jurisdiction.

•	Cause the Company to voluntarily take any action that would cause a bankruptcy of the Company.

•	Issue, create or authorize for issuance any equity securities (including Limited Partnership Interests, securities convertible into or exchangeable for any Limited Partnership Interests in other equity securities and equity securities issued in connection with any debt securities), with rights or preferences as to Distributions senior to the existing and outstanding Limited Partnership Interests, or reclassify any existing securities into equity securities with rights or preferences as to Distributions senior to the existing and outstanding Limited Partnership Interests, by means of amendment to this Agreement or by merger, consolidation, operation of law or otherwise, except as described in Article 2.3 pursuant to a defaulting Limited Partner.

•	Change the tax status of the Company or take any action inconsistent with Article 1.8 hereof and Section 3.2 of Appendix C hereto.

•	Alter the Percentage Interests applicable to the Limited Partnership Interests, other than as described in Article 2.2 hereof.

The Limited Partners shall have the authority to vote on the matters provided in this Article and specifically provided elsewhere in this Agreement (see Summary of voting rights in Article 7.4).

6.5 Employment of Affiliated or Unaffiliated Service Providers

The Company may employ Affiliated or unaffiliated service providers, including, but not limited to real estate brokers, property managers, engineers, contractors, architects, title or escrow companies, attorneys, accountants, bookkeepers, property inspectors, etc., as necessary to facilitate the acquisition, management, and sale of the Properties.

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6.6 Delegation of Duties

The General Partner shall have the right to perform or exercise any of its rights or duties under this Agreement through delegation to or contract with Affiliated or unaffiliated service providers, agents, or employees of the General Partner, provided that all contracts with Affiliated Persons are on terms at least as favorable to the Company as could be obtained through arms-length negotiations with unrelated third parties; and further provided that the General Partner shall remain primarily responsible for the active supervision of such delegated work.

6.7 Consultation; Quarterly Reports

The General Partner agrees to use its best efforts at all times to keep the Limited Partners advised of material matters affecting the Company and to provide periodic reports to the Limited Partners, which may be oral or in written form at the General Partner’s discretion. Further, the General Partner will be available for questions during normal business hours.

6.8 General Partner’s Reliance on Information Provided by Others

Unless the General Partner has knowledge concerning the matter in question that makes reliance by the General Partner unwarranted, the General Partner is entitled to rely on information, opinions, reports, or statements, including but not limited to financial statements or other financial data, if prepared or presented by:

•	One or more Limited Partners, General Partners, employees, or contractors of the Company whom the General Partner reasonably believes to be reliable and competent in the matter presented;

•	Legal counsel, accountants, or other Persons as to matters the General Partner reasonably believes are within the Person’s professional or expert competence; or

•	A committee of Limited Partners or managers of which he or she is not a Limited Partner if the General Partner reasonably believes the committee merits confidence.

6.9 Fiduciary Duties of General Partner

The fiduciary duties the General Partner owes to the Company and the other Limited Partners include only the duty of care, the duty of disclosure and the duty of loyalty, as set forth below. A Limited Partner has a right to expect that the General Partner will do the following:

•	Use its best efforts when acting on the Company’s behalf,

•	Not act in any manner adverse or contrary to the Company or a Limited Partner’s interests,

•	Not act on its own behalf in relation to its own interests unless doing so is in the best interests of the Company and is fair and reasonable under the circumstances, and

•	Exercise all of the skill, care, and due diligence at its disposal.

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In addition, the General Partner is required to make truthful and complete disclosures so that the Limited Partners can make informed decisions. The General Partner is forbidden to obtain an advantage at the expense of any of the Limited Partners, without prior disclosure to the Company and the Limited Partners.

6.9.1 Duty of Care and the ‘Business Judgment Rule’

Just as officers and directors of corporations owe a duty to their shareholders, the General Partner is required to perform its duties with the care, skill, diligence, and prudence of like Persons in like positions. The General Partner will be required to make decisions employing the diligence, care, and skill an ordinary prudent Person would exercise in the management of their own affairs. The ‘business judgment rule’ should be the standard applied when determining what constitutes care, skill, diligence, and prudence of like Persons in like positions.

6.9.2 Duty of Disclosure

The General Partner has an affirmative duty to disclose material facts to the Limited Partners. Information is considered material if there is a substantial likelihood that a reasonable Investor would consider it important in making an investment decision. The General Partner must not make any untrue statements to the Limited Partners and must not omit disclosing any material facts to the Limited Partners.

The General Partner has a further duty to disclose conflicts of interest that may exist between the interests of the General Partner and its Affiliates and the interests of the Company or any of the individual Limited Partners.

6.9.3 Duty of Loyalty

The General Partner has a duty to refrain from competing with the Company in the conduct of the Company’s business prior to the dissolution of the Company, except that the Limited Partners understand and acknowledge that the General Partner has other interests in similar properties and companies that may compete for its time and resources, which shall not be considered a violation of this duty.

6.10 Limited Liability of the Limited Partners and the General Partner

No Person who is a Limited Partner, General Partner, or officer of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Limited Partner, General Partner, or officer of the Company, unless such Limited Partner, General Partner or officer expressly agrees to be obligated personally for any or all of the debts, obligations, and liabilities of the Company (e.g., such as a loan guarantor, etc.).

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6.11 Indemnification of the General Partner and the Limited Partners

The General Partner or a Limited Partner shall not be subject to any liability to the Company for the doing of any act or the failure to do any act authorized herein, provided it was performed in good faith to promote the best interests of the Company, including any liability, without limitation, of any General Partner, Limited Partner, officer, employee, or agent of the Company, against judgments, settlements, penalties, fines, or expenses of any kind (including attorneys’ fees and costs) incurred as a result of acting in that capacity.

Nothing in this section shall be construed to affect the liability of a Limited Partner of the Company (1) to third parties for the Limited Partner’s participation in tortious conduct, or (2) pursuant to the terms of a written guarantee or other contractual obligation entered into by the Limited Partner (such as a loan guarantee, etc.).

6.11.1 Indemnity of the General Partner

The General Partner (including its members, officers, employees, and agents) are specifically excluded from personal liability for any acts related to the Company, whether they relate to internal disputes with Limited Partners, external disputes with third parties or regulatory agencies, etc., except for cases where a finding is made by a court of law or arbitrator that the General Partner engaged in:

•	Intentional misconduct including, but not limited to, a knowing violation of the law; or

•	For liabilities arising under violation of the Securities Act of 1933, any regulations promulgated thereto, or any state securities laws (as such indemnification is against public policy per the SEC).

Except for these exclusions, the Company shall indemnify and hold harmless the General Partner from and against any and all loss, cost, liability, expense, damage or judgment of whatsoever nature to or from any Person or entity, including payment for the General Partner’s defense (including reasonable attorney’s fees and costs) arising from or in any way connected with the conduct of the business of the Company. See also Article 13.3.4 regarding attorneys’ fees and costs related to internal disputes.

Further, each Limited Partner shall indemnify and hold harmless the General Partner, its officers, shareholders, directors, employees and agents from and against any and all loss, cost, liability, expense, damage or judgment of whatsoever nature to or from any Person or entity, including reasonable Attorney’s fees, arising from or in any way connected with any liability arising from that Limited Partner’s misrepresentation(s) that it met the Suitability Standards established by the General Partner prior to admission of an investor as a Limited Partner.

6.12 Liability Insurance

The Company may, at the General Partner’s discretion, and as a Company expense, purchase and maintain insurance on behalf of the Company, the General Partner, a Limited Partner, or employee(s) of the Company against any liability asserted against and incurred by the Company, the General Partner, a Limited Partner, or employee in any capacity relating to or arising out of the Company’s, Limited Partner’s, General Partner’s, or employee’s status as such. Such insurance may be in the form of Directors and Officers Insurance, Key Man Insurance, Employer’s Liability Insurance, General Business Liability Insurance, and/or any other applicable insurance policy.

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6.13 General Partner Has No Exclusive Duty to Company

The General Partner shall not be required to manage the Company as its sole and exclusive function and may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Limited Partner shall have any right, by virtue of this Agreement, to share or participate in such investments or activities of the General Partner or to the income or proceeds derived therefrom.

7. Rights and Obligations of Limited Partners

7.1 Limitation of Liability

Each Limited Partner’s liability shall be limited to the extent allowable by the Act and other applicable law. The debts, obligations and liabilities of the Company, whether arising from contract, tort or otherwise, shall be solely the debts obligations and liabilities of the Company. No Limited Partner or General Partner shall be obligated personally for such debt, obligation, or liability of the Company, solely by reason of being a Limited Partner of the Company.

7.2 Company Debt Liability

A Limited Partner will not be personally liable for any debts or Losses of the Company beyond the Limited Partner’s respective Capital Contributions, except as otherwise required by law or any personal guarantees or financing requirements. Depending on lender requirements, some or all of the Limited Partners may be required to sign personal guarantees for financing of the Properties and may be requested to provide financial documentation of their individual financial condition to the institutional lender. For instance, many institutional lenders require Investors owning more than twenty percent (20%) of the Interests to be underwritten during the loan approval process and to execute loan documents.

7.3 Limited Partners’ Obligation of Good Faith and Fair Dealing

Each Limited Partner (and the General Partner) shall discharge their duties to the Company and exercise any rights consistently with the contractual obligation of good faith and fair dealing.

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7.4 Authority of the Limited Partners; Summary of Voting Rights

Pursuant to this Agreement, the General Partner has absolute powers to operate the business of the Company. The Limited Partners have authority to vote only on the specific decisions authorized in various provisions of this Agreement and summarized below.

7.4.1 Votes Requiring Unanimous Approval of All Limited Partners

Unanimous consent of all Limited Partners is required for any of the following matters:

•	To authorize an act that is not in the ordinary course of the business of the Company; and

•	To amend the Certificate of Formation or make substantive amendments to this Agreement (per Article 15.2).

7.4.2 Votes Requiring Approval of 75% of the All Limited Partners’ Interests other than the General Partner

Consent of the Limited Partners holding the seventy five percent (75%) of the Limited Partners Interests (other than the General Partner) must affirmatively vote to approve any of the following actions:

•	To issue a Notice to Perform to the General Partner (see Article 8.2); and

•	To remove the General Partner for Good Cause (see Article 8.3).

7.4.3 Votes Requiring Approval of a Majority of Interests of all Limited Partners

A vote of a Majority of Interests of all Limited Partners is required to:

•	Approve any Major Decision (see Article 6.4);

•	Fill a vacancy after the General Partner has resigned or been removed (see Article 8.7);

•	Admit an Additional Limited Partner to the Company from the sale of Additional Limited Partnership Interests (per Article 11.2 hereof);

•	Appoint a new Partnership Representative (“Tax Matters Partner” under previous law) if so required (per Appendix C, Section 5);

•	Exchange the Properties for another under Internal Revenue Code Section 1031; and

•	Any other matter that a Limited Partner or the General Partner wishes to put to a vote of the Limited Partners.

7.5 Participation

Except as otherwise set forth herein, the Limited Partners shall not participate in the day-to-day management of the business of the Company.

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7.6 Deadlock

Unless otherwise expressly set forth herein, in the event the Limited Partners are unable to reach agreement on or make a decision with respect to any matter on which the Limited Partners are entitled to vote (as summarized in Article 7.4), the matter shall be subject to the Internal Dispute Resolution Procedure described in Article 13 hereof.

8. Resignation or Removal of the General Partner

8.1 Resignation

The General Partner may provide written notice to the Limited Partners. The resignation of the General Partner shall take effect sixty (60) days after receipt of notice thereof or at such other time as shall be specified in such notice, or otherwise agreed between the General Partner and Limited Partners. The acceptance of such resignation shall not be necessary to make it effective.

8.2 Removal Process; Notice to Perform

Prior to initiating a removal action per this Article for Good Cause, all and General Partners (other than the General Partner) who collectively own seventy five percent (75%) or more of the Interests (the requisite Interests), shall issue a Notice to Perform to the General Partner in accordance with the notice provision in Article 15.1 hereof. The Notice to Perform shall describe the matters of concern to the Limited Partners and shall give the General Partner up to sixty (60) days to correct the matter of concern to the satisfaction of the voting Limited Partners. If the General Partner fails to respond to the concerns or demands contained in such Notice to Perform, then;

The General Partner may be immediately removed, temporarily or permanently, for “Good Cause” determined by: (a) a vote of the requisite Limited Partners described above, or (b) by an arbitrator or judge per Article 13.5.4. Note, however, that removal of the General Partner may require approval of a lender or substitution of a loan guarantor if any loan was conditioned on the qualifications of the General Partner.

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8.3 Reasons for Removal; Good Cause Defined

The previous General Partner must serve until a new General Partner is hired or elected. The Limited Partners hereby agree that any right of removal shall be exercised only in good faith. “Good Cause” shall include only the following, as determined by a vote of the requisite Interests described in Article 8.2 above:

•	Any of the acts described in Article 6.11 hereof;

•	A breach of a General Partner’s duties or authority hereunder;

•	Willful or wanton misconduct;

•	Fraud;

•	Bad faith;

•

Death or disability wherein the General Partner (or any of the members of the General Partner with authority to manage the Company) dies or becomes physically, mentally, or legally incapacitated such that it can no longer effectively function as the General Partner of the Company or the dissolution, liquidation or termination of any entity serving as the General Partner and no other member, officer or director of the General Partner is willing or able to effectively perform the General Partner’s duties;

•	Disappearance wherein the General Partner (or each of the members of the General Partner) fail to return phone calls and/or written correspondence (including email) for more than thirty days (30) without prior notice of an anticipated absence, or failure to provide the Limited Partners with new contact information;

•	Issuance of a legal charging order and/or judgment by any judgment creditor against the General Partner’s Interest in Cash Distributions or Fees from the Company;

•	A finding by a court of law or arbitrator that the General Partner committed any of the acts described in Article 6.11, for which the General Partner is specifically not indemnified by the Company; or

•	The General Partner becomes subject to a “disqualifying event” at any time during operation of the Company.

8.4 Removal Notice Requirements

Notice of the General Partner’s removal shall be provided in a Removal Notice, duly executed by the requisite Interests (per Article 8.2). The Removal Notice shall be sent via express or overnight delivery to the removed General Partner’s record place of business. The Removal Notice shall designate the newly appointed manager who shall succeed the removed General Partner, and/or a Limited Partner to whom the removed General Partner must convey all documents and things necessary to continue management of the Company.

Within fifteen (15) business days of such Removal Notice, or such reasonable extension as the removed General Partner shall request (which shall in no case exceed thirty (30) calendar days), the removed General Partner shall voluntarily surrender all documents, books, records, bank accounts, and things (Documents and Things) related to management of the Company to the newly appointed General Partner or designated Limited Partner. If the removed General Partner fails to voluntarily comply with this Article, the Company may seek reimbursement for any costs associated with obtaining such Documents and Things from the removed General Partner or re-creating them, by deducting the costs, including attorney’s fees and other necessary costs of collection (on production of receipts therefore) or forensic reconstruction, from any Distributable Cash or Fees the removed General Partner may otherwise be entitled to collect as described in Article 4.

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8.4.1 Removal of an Affiliated Property Manager

If the General Partner is removed for Good Cause, any Affiliate of the General Partner then-acting as a Property Manager may be concurrently removed, if the Property Manager is also specified in the Notice to Perform and Notice of Removal provided by the Limited Partners. Removal of any Affiliated Property Manager, if included, shall take effect concurrent with the effective date of removal of the General Partner. If an Affiliated Property Manager is not specified in the Notice to Perform and Notice of Removal, or if a Property Manager is not Affiliated with the General Partner, its removal, if desired, must be performed pursuant to the terms of any contract between the Property Manager and the Company.

8.5 Effect of Resignation or Removal on General Partner’s Cash Distributions and Fees

In the event of removal or resignation of the initial General Partner, Distributions and Fees due the General Partner will be re-allocated between the former and new General Partner as described below:

•	Expense Reimbursements: Regardless of resignation or removal, the initial General Partner will still be entitled to reimbursement for its costs related to startup and operation, and any interest due thereon, as described in Article 5.1, even if the amount due remains uncollected at the time of removal.

•	Property or Management Fees Due the Affiliate of the General Partner, if applicable: will be prorated between the General Partner’s Affiliate and the new General Partner (or its Affiliate) as of the resignation or removal date if the Property Manager Partner is concurrently removed. See Article 5.2.

•	Distributions or Partnership Interests of General Partners: The Class B Interests that are distributed to the General Partner or its Affiliates are irrevocable, and KEYSTONE INVESTORS - URBAN NODE FUND II GP, LLC ‘s Class B Interests will be unaffected by its resignation or removal as the initial General Partner of the Company. See Articles 4 and 5.

A removed General Partner shall be entitled to copies of all financial statements provided to the Limited Partners for so long as it has continued rights to Fees or Distributions. To the extent a member of the removed General Partner or the General Partner itself remains a Limited Partner of the Company, it shall retain all rights of any other Limited Partner entitled to participate in Cash Distributions, telephone calls, voting, and/or correspondence between the replacement General Partner and the Limited Partners.

8.6 Applicability of Internal Dispute Resolution Procedure

Nothing in Article 13 (i.e., the Internal Dispute Resolution Procedure) shall prevent any General Partner from being immediately removed pursuant to the procedures described in this Article. However, the removed General Partner may request application of the Internal Dispute Resolution Procedure (as described in Article 13) to settle disputes related to possible reinstatement or a determination of the amount(s) of Distributable Cash or Fees to which the removed General Partner may be entitled.

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The removed General Partner shall have only ninety (90) days from: (a) removal, or (b) from receipt of Fees/Distributable Cash from which deductions have been taken, to invoke the Internal Dispute Resolution Procedure described in Article 13 for resolution of any dispute related to such matters. The removed General Partner’s failure to provide a written objection (per the provisions of Article 13) within ninety (90) days of the occurrence (a) or (b) above shall be deemed acceptance.

8.7 Vacancies

In the event the General Partner has resigned or has been removed or has otherwise ceased to be General Partner, the vacancy shall be filled on the affirmative vote of a Majority of Interests of all Limited Partners. A General Partner elected to fill a vacancy shall be elected for the unexpired term of its predecessor and shall hold office until the expiration of such term and until the replacement General Partner’s successor shall be elected and shall qualify or until his earlier death, resignation, removal, liquidation, dissolution or termination.

9. Meetings of Limited Partners

9.1 Annual Meeting

No Annual Meeting of the Limited Partners is required.

9.2 Meetings

A meeting of the Limited Partners may be called at any time and for any purpose whatsoever by the General Partner or by any of the Limited Partners representing a Majority of Interests, following the procedures specified below.

When Limited Partners representing a Majority of Interests wish to call a Meeting, they shall notify the General Partner, who shall promptly give notice of the Meeting to the other Limited Partners. In the event the General Partner fails to give the notice within three (3) days of the receipt of the request, any Limited Partner or group of Limited Partners representing a Majority of Interests may provide notice to the other Limited Partners. For purposes of determining the requisite Interests, such notice shall provide the names of Limited Partners calling such vote.

9.3 Place of Meetings

The General Partner may designate any place, either within or outside of the State of California, as the place of meetings of the Limited Partners.

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9.4 Notice of Meetings

Except as provided in Article 9.5 below, written notice stating the place, day, and hour of the meeting and the purpose or purposes for which the meeting is called shall be given at least three (3) days and not more than ninety days before the date of the meeting. A vote taken at a meeting with less than three (3) days’ notice will only be valid if all of the Limited Partners provide unanimous written consent.

9.5 Meeting of all Limited Partners

If all of the Limited Partners meet at any time and place, either within or outside of the State of California, and consent to the holding of a meeting at such time and place in writing, such meeting shall be valid without call or notice, and at such meeting, a lawful vote may be taken.

9.6 Record Date

For the purpose of determining: 1) Limited Partners entitled to notice of or to vote at any meeting of Limited Partners or any adjournment thereof; 2) Limited Partners entitled to receive payment of any Cash Distribution; or 3) to make a determination of Limited Partners for any other purpose; the date on which notice of the meeting is mailed or the date on which the resolution declaring such Distribution is adopted, as the case may be, shall be the record date for such determination of Limited Partners.

9.7 Quorum

Limited Partners representing a Majority of Interests, whether represented in person or by proxy, shall constitute a quorum at any duly noticed meeting of Limited Partners (per Article 9.4). In the absence of a quorum at any such meeting, a majority of the Limited Partners present may continue or adjourn (i.e., reschedule) the meeting for a new date to occur within thirty (30) days. A notice of the adjourned meeting shall be given to each Limited Partner of record entitled to vote.

9.8 Manner of Acting

An affirmative vote of the requisite Interests (see summary in Article 7.4) shall be considered an act of the Limited Partners on such matters as they are entitled to vote. Consent transmitted by electronic transmission by a Limited Partner or Person authorized to act for a Limited Partner shall be deemed to have been written and signed by the Limited Partner, regardless of whether they appeared at a meeting.

9.9 Proxies

At all meetings of Limited Partners, a Limited Partner may vote in person, by proxy executed in writing by the Limited Partner, or by a duly authorized attorney-in-fact. Such proxy shall be filed with the General Partner of the Company before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxies.

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9.10 Action by Limited Partners without a Meeting

Action required or permitted to be taken at a meeting of Limited Partners may only be taken without a meeting if the action is approved by written consent of the requisite Percentage Interests describing the action taken, signed by every Limited Partner entitled to vote, and delivered to the General Partner of the Company for inclusion in the minutes or filing with the Company records.

Action taken under this Article shall become effective at such time as the requisite Percentage Interests of the Limited Partners entitled to vote have provided written consent (unless the consent specifies a different effective date), regardless of whether the Limited Partner participated in any meeting in which such matters were discussed. The record date for determining Limited Partners entitled to take action without a meeting shall be the date the first Limited Partner signs a written consent.

9.11 Electronic Meetings

Meetings of Limited Partners may be held by means of a conference telephone call so that all Persons participating in the meeting can hear each other. Participation in a meeting held by conference telephone call shall constitute presence of the Person at the meeting.

9.12 Waiver of Notice

When any notice is required to be given to any Limited Partner, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

10. Fiscal Year, Books and Records, Bank Accounts, Tax Matters

10.1 Fiscal Year

The Company, for accounting and income tax purposes, shall operate on a Fiscal Year ending December 31 of each year, and shall make such income tax elections and use such methods of depreciation as shall be determined by the General Partner. The books and records of the Company will be kept on a tax basis in accordance with sound accounting practices to reflect all income and expenses of the Company.

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10.2 Company Books and Records

During the term of the Company and for seven (7) years thereafter, the Company shall keep at its principal place of business, the following:

•	A current list of the name and last known address of each Limited Partner and General Partner;

•	Copies of records that would enable a Limited Partner to determine the relative voting rights, if any, of the Limited Partners;

•	A copy of the Certificate of Formation, together with any amendments thereto;

•	Copies of the Company’s federal, state, and local income tax returns, if any, for the seven (7) most recent years;

•	A copy of this Limited Partnership Agreement and any amendments that are in writing, together with any amendments thereto; and

•	Copies of financial statements, if any, of the Company for the seven (7) most recent years.

A Limited Partner may:

•	At the Limited Partner’s own expense, inspect and copy any Company record upon reasonable request during ordinary business hours; and

•	Obtain from time to time upon reasonable demand:

•	True and complete information regarding the state of the business and financial condition of the Company;

•	Promptly after becoming available, a copy of the Company’s federal, state, and local income tax returns, if any, for each year; and

•	Other information regarding the affairs of the Company as is just and reasonable.

As stated above, a Limited Partner shall have the right, during ordinary business hours, to inspect and copy the Company documents listed above at the Limited Partner’s expense. But, the Limited Partner must give seven (7) days’ notice to the General Partner of such Limited Partner’s intent to inspect and/or copy the documents, and may only inspect and copy such Company documents for a purpose reasonably related to the Limited Partner’s Interest in the Company as approved by the General Partner. The Company may impose a reasonable charge, limited to the costs of labor and material, for copies of records furnished. The Company may elect, at its option, to provide the requested document electronically.

To the extent allowed by law, the General Partner shall honor requests of Limited Partners to keep their contact information confidential.

10.3 Bank Accounts

All funds of the Company shall be held in a separate bank account(s) in the name of the Company as determined by the General Partner.

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10.4 Reports and Statements

The Company shall endeavor, at its expense by March 1 of each year, to deliver to the Limited Partners the following unaudited financial statements, which obligation may be satisfied by delivery to the Limited Partners of:

•	A copy of the Company’s federal tax return;

•	A profit and loss statement for such period; and

•	A balance sheet for the Company as of the end of such period.

The General Partner shall, at the expense of the Company prepare, or cause to be prepared, for delivery to the Limited Partners prior to the due date thereof (excluding extensions), all federal and any required state and local income tax returns for the Company for each Fiscal Year of the Company.

10.5 Tax Matters

The General Partner shall have the authority, subject to the provisions of this Agreement, to make any election provided under the Code or any provision of state or local tax law. Additional information on designation of a tax matters partner is provided in Appendix C, attached hereto. Further, the General Partner shall have the authority to direct and/or remit withholding amounts from a Non-U.S. Person’s Distributions, as necessary to comply with the Foreign Investor Real Property Tax Act of 1980 (FIRPTA) or other U.S. tax obligation of the Non-U.S. Person.

11. Voluntary Transfer; Additional and Substitute Limited Partners

This Article 11 pertains only to the Interests of the Limited Partnership Interests in the Company. The General Partner has the sole and exclusive authority to grant, convey, sell, transfer, hypothecate, disassociate or otherwise dispose of all or a portion of its Class B Interests without input or vote of the Limited Partners.

11.1 Voluntary Withdrawal, Resignation or Disassociation Prohibited

A Limited Partner may not withdraw, resign or voluntarily disassociate from the Company, unless such Limited Partner complies with the transfer provisions set forth in this Article. The provisions of this Article shall apply to all Voluntary Transfers of a Limited Partner’s Interests. Involuntary Transfers are addressed in Article 12.

11.2 Admission of Additional Limited Partners

Once the General Partner closes the offering period for the sale of new Interests, no additional Interests in the Company may be sold, or any Additional Limited Partners admitted, unless a) the admission of an Additional Limited Partner is approved by a Majority of Interests of all Limited Partners, or b) a Majority of Interests of all Limited Partners approve a capital call per as described in Article 2.3., in which case the General Partner reserves the right to authorize the sale of additional Limited Partnership Interests to new or existing Limited Partners, and to admit new Limited Partners whose Interests may be equal or senior to the Limited Partnership Interests as necessary to raise the needed capital.

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11.3 Transfer Prohibited Except as Expressly Authorized Herein

No Limited Partner may voluntarily, involuntarily, or by operation of law assign, transfer, sell, pledge, hypothecate, or otherwise dispose of or collectively transfer all or part of its Interest in the Company, except as is specifically permitted by this Agreement or authorized by the General Partner. In no event shall any Voluntary Transfer be made to a trust (including grantor trusts), a partnership, a disregarder entity, or any other Person whose Interests would preclude the Company from continuing to operate under the opt-out provisions of the BBA audit procedures pursuant to section of 6221(b) of the Code. Any Voluntary Transfer made in violation of this Article shall be void and of no legal effect.

Further, in no event shall any Voluntary Transfer be made within one (1) year of the initial sale of the Interests proposed for transfer unless the Transferor provides a letter from an attorney, acceptable to the General Partner, stating that in the opinion of such attorney, the proposed transfer is exempt from registration under the Securities Act and under all applicable state securities laws or is otherwise compliant with Rule 144 under the Securities Act of 1933. The General Partner is legally obligated to refuse to honor any transfer made in violation of this provision.

11.4 Conditions for Permissible Voluntary Transfer; Substitution

A permitted transfer of any Limited Partner’s Interest shall only be granted as to the Limited Partner’s Economic Interest unless the General Partner accepts a permitted transferee (Transferee) as a Substitute Limited Partner. A permitted Transferee shall become a Substitute Limited Partner only on satisfaction of all of the following conditions:

•	Filing of a duly executed and acknowledged written instrument of assignment in a form approved by the General Partner specifying the Limited Partner’s Percentage Interest being assigned and setting forth the intention of the assignor that the permitted assignee succeed to the assignor’s Economic Interest (or the portion thereof) and/or its Interest as a Limited Partner;

•	Execution, acknowledgment and delivery by the assignor and assignee of any other instruments reasonably required by the General Partner including an agreement of the permitted assignee to be bound by the provisions of this Agreement; and

•	The General Partner’s approval of the Transferee’s or assignee’s admission to the Company as a Substitute Limited Partner and concurrent and complete Disassociation of all of the Limited Partnership and Economic Interests of the Transferor.

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11.4.1 Transfer of a Limited Partner’s Interest to an Affiliate

Nothing in this section shall prevent a Limited Partner from transferring its entire Limited Partnership Interest (Economic and voting rights, etc.) or any portion thereof to an Affiliate (as defined in Appendix D). Approval of Substituted Limited Partnership of an Affiliate shall not be unreasonably withheld by action of the General Partner on the delivery of all requested documents necessary to accomplish such a transfer. However, any subsequent conveyance or transfer of ownership interests within the Affiliate so that it no longer meets the definition of an Affiliate with respect to the original Limited Partner, shall make its Limited Partnership in the Company subject to revocation or Disassociation (per Article 12) by the General Partner. Unless the Affiliate requests and is approved by the General Partner as a Substitute Limited Partner, an unauthorized Affiliate shall have only the Economic Interest of the former Limited Partner.

11.5 Voluntary Transfer; Right of First Refusal

11.5.1 Notice of Sale

In the event any Limited Partner (a Selling Limited Partner) wishes to sell its Interest, it must first present its offer to sell and proposed price (terms and conditions) in a Notice of Sale submitted in writing to the General Partner. The General Partner and/or the Limited Partners (Purchasing Limited Partners) shall have thirty (30) days to elect to purchase the entire Selling Limited Partner’s Interest, which shall be offered to each in the order of priority described below:

•	First, the General Partner (or members of the General Partner) may elect to purchase the entire Interest on the same terms and conditions as contained in the Notice of Sale, but if they don’t; then

•	Second, all or part of the Limited Partners may purchase the entire Selling Limited Partner’s Interest on the same terms and conditions as contained in the Notice of Sale; the Purchasing Limited Partners will be given priority to purchase in the same ratio as their existing Percentage Interest before allowing existing Limited Partners to purchase disproportionate amounts;

•	Third, if the Limited Partners elect to purchase less than the entire Interest, the General Partner (of the Limited Partners of the General Partner) may combine in any ratio to purchase the remaining Interest, providing the overall purchase is of the entire Selling Limited Partner’s Interest and on the same terms and conditions as contained in the Notice of Sale; and

•	Fourth, in the event that the Limited Partners and/or the General Partner (or its members) fail to respond within thirty (30) days of the Selling Limited Partner’s Notice of Sale, or if the General Partner and/or the Limited Partners expressly elect not to purchase the entire Selling Limited Partner’s Interest, the Selling Limited Partner shall have the right to sell its Interest to the third party on the same terms and conditions contained in the original Notice of Sale.

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In the event the Selling Limited Partner receives or obtains a bona fide offer from a third party to purchase all or any portion of its Interest in the Company, which offer it desires to accept, then prior to accepting such offer, the Selling Limited Partner shall give written notice (the Notice of Sale) of such offer to the General Partner. The Notice of Sale shall set forth the material terms of such offer, including without limitation the identity of the third party, and the purchase price and terms of payment.

If the terms are different than the original Notice of Sale offered to the General Partner, the Selling Limited Partner must comply again with the terms of this Article (giving the General Partner and Limited Partners the first right to purchase its Interest on the same terms and conditions offered by the third party) with respect to the existing offer and all subsequent third party offers.

If the General Partner approves the sale to the third party, it must be completed within three (3) months. If the sale to the third party is not consummated on the terms contained in the approved Notice of Sale within three (3) months following the date of the Notice of Sale, then the Limited Partner must seek a renewed approval from the General Partner, who may require that the Limited Partner again comply with the first right of refusal provisions of this Article.

In any purchase by the Limited Partners or the General Partner described above, the General Partner will automatically adjust the Limited Partnership Interests of the Purchasing Limited Partners or the General Partner to reflect the respective number of Limited Partnership Interests or Interests transferred, and the General Partner shall revise Appendix B (attached hereto), as appropriate to reflect such adjustment.

11.5.2 Costs of Conveyance for Voluntary Transfer

In the event that the General Partner and/or the Limited Partners elect to purchase as provided this Article, the cost of such transaction, including without limitation, recording fees, escrow fees, if any, and other fees, (excluding attorneys’ fees which shall be the sole expense of the party who retained them) shall be divided 50/50 between the Selling Limited Partner and the Purchasing Limited Partners. The Purchasing Limited Partners shall each contribute their respective share of the transaction costs in proportion with their share of the purchased Interest. The Selling Limited Partner shall deliver all appropriate documents of transfer for approval by the General Partner, at least three (3) days prior to the closing of such sale for its review and approval.

From and after the date of such closing, whether the sale is made to the Limited Partners, the General Partner, or to the third-party, the Selling Limited Partner shall have no further Interest in the Assets or income of the Company and, as a condition of the sale, the Person(s) or entities purchasing the Interests shall indemnify and hold harmless the Selling Limited Partner from and against any claim, demand, loss, liability, damage or expense, including without limitation, attorney’s fees arising from the subsequent operation of the Company.

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11.5.3 Rights and Interests of Voluntary Transferee; Adjustment of Voting Rights

If a Limited Partner transfers its Interest to a third-party Transferee pursuant to this Article, such Transferee shall only succeed to the Limited Partner’s Economic Interest unless and until it complies with the provisions of Article 11.4 and is approved by the General Partner as a Substitute Limited Partner. Until such time, if ever, that the third-party Transferee becomes a Substitute Limited Partner, the voting Interests of the Remaining Limited Partners (i.e., all Limited Partners other than the Selling Limited Partner) will be increased proportionate with their Percentage Interests in the Company as if they had purchased the Selling Limited Partner’s Interest.

The obligations, rights and Interests of the Selling, purchasing, and any Substitute Limited Partners shall inure to and be binding upon the heirs, successors and permitted assignees of such Limited Partners subject to the restrictions of this Article. A third-party Transferee shall have no right of action against the General Partner or the Company for not being accepted as a Substitute Limited Partner.

11.5.4 Rights and Interests of Voluntary Transferee; Adjustment of Voting Rights

If a Limited Partner transfers its Interest to a third-party Transferee pursuant to this Article, such Transferee shall only succeed to the Limited Partner’s Economic Interest unless and until it complies with the provisions of Article 11.4 and is approved by the General Partner as a Substitute Limited Partner. Until such time, if ever, that the third-party Transferee becomes a Substitute Limited Partner, the voting Interests of the Remaining Limited Partners (i.e., all Limited Partners other than the Selling Limited Partner) will be increased proportionate with their Percentage Interests in the Company as if they had purchased the Selling Limited Partner’s Interest.

The obligations, rights and Interests of the Selling, purchasing, and any Substitute Limited Partners shall inure to and be binding upon the heirs, successors and permitted assignees of such Limited Partners subject to the restrictions of this Article. A third-party Transferee shall have no right of action against the General Partner or the Company for not being accepted as a Substitute Limited Partner.

12. Involuntary Transfer; Disassociation

12.1 Disassociation for Cause

A Limited Partner may be disassociated (i.e., expelled) from the Company a) pursuant to a judicial determination, or b) on application by the General Partner, another Limited Partner of the same class, for Cause (defined in the bullets below); upon a written finding by the General Partner or applicable judicial body that such Limited Partner:

•	Engaged in wrongful conduct that adversely and materially affected the Company’s business;

•	Willfully or persistently committed a material breach of this Agreement;

•	Engaged in conduct relating to the Company’s business, which makes it not reasonably practicable to carry on the business with the Limited Partner; or

•	Engaged in willful misconduct related to its Limited Partnership in the Company.

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12.2 Disassociation by Operation of Law

Additionally, a Limited Partner may be disassociated by operation of law, affected solely by action of the General Partner, upon the occurrence of any of the following triggering events:

•	Upon Voluntary or Involuntary Transfer of all or part of a Limited Partner’s Economic Interest;

•	Dissolution, suspension, or failure to maintain the legal operating status of a corporation, partnership or limited partnership that is a Limited Partner of the Company; or

•	In the case of a Limited Partner that is a legal entity, the Limited Partner’s:

•	Becoming a debtor in Bankruptcy;

•	Executing an assignment of all or substantially all of its Economic Interest for the benefit of creditors;

•	The appointment of a trustee, receiver, or liquidator of the Limited Partner or of all or substantially all of the Limited Partner’s property including its Interest in the Company pursuant to an action related to the Limited Partner’s insolvency; or

•	In the case of a Limited Partner who is an individual:

•	The Limited Partner’s death;

•	Becoming a debtor in Bankruptcy;

•	The appointment of a guardian or conservator of the property of the Limited Partner; or

•	A judicial determination of incapacity or other such determination indicating that the Limited Partner has become incapable of performing its duties under this Agreement;

•	In the case of a Limited Partner that is a trust or trustee of a trust, distribution of the trust’s entire rights to receive Distributions from the Company, but not merely by reason of the substitution of a successor trustee;

•	In the case of a Limited Partner that is an estate or personal representative of an estate, distribution of the estate’s entire rights to receive Distributions from the Company, but not merely the substitution of a successor personal representative; or

•	Termination of the existence of a Limited Partner if the Limited Partner is not an individual, estate, or trust, other than a business trust.

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12.3 Effect of Disassociation

Immediately on mailing of a notice of Disassociation sent by the General Partner to a Limited Partner’s last known address, unless the reason for Disassociation can be and is cured within sixty (60) days, a Limited Partner will cease to be a Limited Partner of the Company and shall henceforth be known as a Disassociated Limited Partner. Any successor in Interest who succeeds to a Limited Partner’s Interest by operation of law (per Article 12.2) shall henceforth be known as an Involuntary Transferee.

Subsequently, the Disassociated Limited Partner’s right to vote or participate in management decisions (as summarized in Article 7.4) will be automatically terminated. A Disassociated Limited Partner (or its legal successor) will continue to receive only the Disassociated Limited Partner’s Economic Interest in the Company, unless the Disassociated Limited Partner/Involuntary Transferee elects to sell its Interest to the General Partner or Limited Partners (Purchasing Limited Partners) or to a third party buyer (Voluntary Transferee) following the procedures described in Article 11.5; and/or a Voluntary or Involuntary Transferee seeks admission and is approved by the General Partner as a Substitute Limited Partner (per Article 11.4).

Until such time, if ever, that the General Partner approves the transfer of the entire Disassociated Limited Partner’s Limited Partnership Interest to the Purchasing Limited Partners or a Substitute Limited Partner, the voting interests of the Remaining Limited Partners will be proportionately increased as necessary to absorb the Disassociated Limited Partner’s voting Interests.

If a Limited Partner objects to Disassociation, they will be bound to resolve the dispute in accordance with the Internal Dispute Resolution Procedure described in Article 13, unless the reason for the Disassociation can be resolved within sixty (60) days to the satisfaction of the General Partner, in which case their full Limited Partnership Interest will be reinstated. If there is no Involuntary Transferee, and no third-party buyer is found and the General Partner or Remaining Limited Partners do not wish to purchase the Disassociated Limited Partner’s Interest, the Disassociated Limited Partner will only be entitled to receive its Economic Interest (no voting rights), indefinitely, until such time as the Company is dissolved.

12.4 Sale and Valuation of a Disassociated Limited Partner’s Interest

If no outside buyers can be found and the Disassociated Limited Partner still desires to sell its Interest, which the Remaining Limited Partners and/or General Partner (Purchasing Limited Partners) wish to purchase, the buyout price for the Disassociated Limited Partner’s Interest may be determined using one of the following methods:

•	Negotiated Price: First, if the Purchasing Limited Partners or legal representative of the Disassociated Limited Partner can agree on a negotiated price for the Interest, then that price will be used; if not,

•	Estimated Market Value Within 12 Months: Second, the General Partner may annually determine the Estimated Market Value of the Company and report it to the Limited Partners (per Article 6.3). An Estimated Market Value calculated by the General Partner in any commercially accepted manner within the last twelve (12) months shall conclusively be used to determine the value of a Disassociated Limited Partner’s Interest. The purchase price of shall be the product of the Disassociated Limited Partner’s Percentage Interest in the Company and the Estimated Market Value of the Company.

•	Appraisal Method: Third, if both of the above methods fail, the price for a Disassociated Limited Partner’s Interest shall be determined by appraisal of the Company by one or more independent, certified commercial business appraisers currently operating in the geographic area of the Properties, as follows:

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•	The Disassociated Limited Partner shall hire and pay the first appraiser, who shall provide an Estimated Market Value for the Company. If acceptable to the parties, this Estimated Market Value will be used to calculate the value of the Disassociated Limited Partner’s Interest.

•	If the first appraiser’s valuation is unacceptable, the Purchasing Limited Partners may hire their own appraiser and the average of the two appraisals (if within twenty percent (20%)) may be used to determine the value of the Company on which the purchase price will be based. If the two appraisals differ by more than twenty percent (20%) and the parties still cannot agree on the value, then,

•	A third appraisal may be obtained (at the option of either party), the cost of which will be split between the Purchasing Limited Partners and the Disassociated Limited Partner. The average of the two appraisals closest in value will be conclusively used to establish the Estimated Market Value of the Company on which the value of the Interest will be based.

12.5 Closing

Unless other terms have been agreed between the Disassociated and Purchasing Limited Partners, the following terms shall apply to closing of a Disassociated Limited Partner’s Interest. After determining value (per Article 11.5 or 12.4 above), the Purchasing Limited Partners shall give written notice fixing the time and date for the closing. The closing shall be conducted at the principal office of the Company or other agreed location on the date not less than thirty (30) days nor more than sixty (60) days after the date of such notice, or in the event of Bankruptcy, any request for an extension by any Bankruptcy Court having jurisdiction.

12.6 Payment for a Disassociated Limited Partner’s Interest

At closing, the Purchasing Limited Partners shall pay to the Disassociated Limited Partner by certified or bank check an amount equal to the determined value of the Disassociated Limited Partner’s Interest, or, if such value shall be determined to be zero or another amount pursuant to an agreement of the Limited Partners, shall deliver an executed copy of such agreement or a copy of such appraisal report(s), or a memorandum of the negotiated value (per Article 11.4 above) as applicable.

Notwithstanding the foregoing, at the option of the Purchasing Limited Partners, the purchase price may be paid by the delivery of its promissory note in the principal amount of the purchase price, bearing interest at eight percent (8%), repayable early without penalty, in eight (8) equal quarterly installments, or other agreement. Simultaneously therewith the Disassociated Limited Partner shall execute, acknowledge and deliver to the Purchasing Limited Partners such instruments of conveyance, assignment and releases as shall be necessary or reasonably desirable to convey all of the right, title and Interest of the Limited Partner and the Assets thereof.

Because of the unique and distinct nature of an Interest in the Company, it is agreed that the Purchasing Limited Partners’ damages would not be readily ascertainable if they elect to purchase the Disassociated Limited Partner’s Interest as aforesaid and the conveyance thereof were not consummated, and, therefore, in such case the Purchasing Limited Partners shall be entitled to the remedy of specific performance in addition to any other remedies that may be available to them in law or in equity.

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12.7 Transfer of Economic Interest; Rights of an Involuntary Transferee

If the Purchasing Limited Partners do not elect to purchase the Interest of a Disassociated Limited Partner as provided in Articles 12.4 through 12.6, or if by operation of law the Economic Interest of the Disassociated Limited Partner transfers to an Involuntary Transferee, the General Partner shall hereby be granted power of attorney by the Disassociated Limited Partner to execute such documents as may be necessary and requisite to evidence and cause the transfer only of the Disassociated Limited Partner’s Economic Interest to the Involuntary Transferee, as applicable and appropriate for the circumstances.

An Involuntary Transferee shall not be deemed a Limited Partner until such time if ever, that they seek admission and are approved as a Substitute Limited Partner(s). Until such time, they shall only succeed to the Economic Interest of the Disassociated Limited Partner, including the right to any Distributions and a return of the Disassociated Limited Partner’s Unreturned Capital Contributions, if applicable, which shall be distributed only if and when such Distributions or return of Capital Contributions shall become due per the terms of this Agreement. Any Distributions that may be due a Disassociated Limited Partner shall be held in trust and no Distributions shall be made to an Involuntary Transferee until it produces and executes such documentation as the General Partner deems necessary to evidence the Transfer of the Disassociated Limited Partner’s Economic Interest, and to indemnify the Company and the General Partner for any liability related to making Distributions directly to the holder of the Economic Interest.

Any further assignment of the Disassociated Limited Partner’s Economic or Limited Partnership Interest, or any request of an Involuntary Transferee to succeed to the Disassociated Limited Partner’s full Limited Partnership Interest (i.e., to become a Substituted Limited Partner in the Company), shall be subject to approval of the General Partner.

13. Internal Dispute Resolution Procedure

Because the nature of the Company is to generate Profits on behalf of its Limited Partners, it is imperative that one Limited Partner’s dispute with the General Partner and/or other Limited Partners is not allowed to diminish the Profits available to other Limited Partners or resources necessary to operate the Company. Litigation could require diversion of Company Profits to pay attorney’s fees or could tie up Company funds necessary for operation of the Company or the Properties, impacting the profitability of the investment for all Limited Partners. The only way to prevent such needless expense is to have a comprehensive Internal Dispute Resolution Procedure (Procedure) in place, to which each of the Limited Partners have specifically agreed in advance of Limited Partnership in the Company. The Procedure described below requires an aggrieved party to take a series of steps designed to amicably resolve a dispute on terms that will preserve the interests of the Company and the other non-disputing Limited Partners, before invoking a costly remedy, such as arbitration.

In the event of a dispute, claim, question, or disagreement between the Limited Partners or between the General Partner and one or more Limited Partners arising from or relating to this Agreement, the breach thereof, or any associated transaction, or to interpret or enforce any rights or duties under the Act (hereinafter Dispute), the General Partner and Limited Partners hereby agree to resolve such Dispute by strictly adhering to the Procedure provided below. The following Procedure has been adapted for purposes of this Agreement from guidelines and rules published by the American Arbitration Association (AAA):

13.1 Notice of Disputes

Written notice of a Dispute must be sent to the General Partner or Limited Partner by the aggrieved party as described in the notice requirements of Article 15.1 below.

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13.2 Negotiation of Disputes

The parties hereto shall use their best efforts to settle any Dispute through negotiation before resorting to any other means of resolution. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to all parties. If, within a period of sixty (60) days after written notice of such Dispute has been served by either party on the other, the parties have not reached a negotiated solution, then upon further notice by either party, the Dispute shall be submitted to mediation administered by the AAA in accordance with the provisions of its Commercial Mediation Rules. The onus is on the complaining party to initiate each next step in this Procedure as provided below.

13.3 Mandatory Alternative Dispute Resolution

On failure of negotiation provided above; mediation, and as a last resort, binding arbitration shall be used to ultimately settle the Dispute. The following provisions of this Article 13 shall apply to any subsequent mediation or arbitration.

Exception: On unanimous consent of all parties to a Dispute, the disputing party may initiate a small claims action or litigation in lieu of mandatory mediation and arbitration. The parties shall further unanimously determine jurisdiction and venue. In any small claims action or litigation, the local rules of court shall apply in lieu of the remaining provisions of this Article.

13.3.1 Preliminary Relief

Any party to the Dispute may seek preliminary relief at any time after negotiation has failed, but prior to arbitration, in accordance with the Optional Rules for Emergency Measures of Protection of the AAA Commercial Arbitration Rules and Mediation Procedures. The AAA case manager may appoint an arbitrator who will hear only the preliminary relief issues without going through the arbitrator selection process described in Article 13.5.1.

13.3.2 Consolidation

Identical or sufficiently similar Disputes presented by more than one Limited Partner may, at the option of the General Partner, be consolidated into a single Procedure.

13.3.3 Location of Mediation or Arbitration

Any mediation or arbitration shall be conducted in State of California and each party to such mediation or arbitration must attend in person.

13.3.4 Attorney’s Fees and Costs

Each party shall bear its own costs and expenses (including their own attorney’s fees) and an equal share of the mediator or arbitrators’ fees and any administrative fees, regardless of the outcome; however, if the General Partner is a party, its legal fees shall be paid by the Company (per the indemnification provision described in Article 6.11).

Exception: The Company may reimburse a Limited Partner for attorney’s fees and costs in any legal action against the General Partner or the Company in which the Limited Partner is awarded such fees and costs as part of a legal action.

13.3.5 Maximum Award

The maximum amount a party may seek during mediation or be awarded by an arbitrator is the amount equal to the party’s Unreturned Capital Contributions and any Cash Distributions or interest to which the party may be entitled. An arbitrator will have no authority to award punitive or other damages.

13.3.6 AAA Commercial Mediation or Arbitration Rules

Any Dispute submitted for mediation or arbitration shall be subject to the AAA’s Commercial Mediation or Arbitration Rules. If there is a conflict between the Rules and this Article, the Article shall be controlling.

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13.4 Mediation

Any Dispute that cannot be settled through negotiation as described in Article 13.2, may proceed to mediation. The parties shall try in good faith to settle the Dispute by mediation, which each of the parties to the Dispute must attend in person, before resorting to arbitration. If, after no less than three (3) face-to-face mediation sessions, mediation proves unsuccessful at resolving the Dispute, the parties may then, and only then, resort to binding arbitration as described in Article 13.5.

13.4.1 Selection of Mediator

The complaining party shall submit a Request for Mediation to the AAA. The AAA will appoint a qualified mediator to serve on the case. The preferred mediator shall have specialized knowledge of securities law, unless the Dispute pertains to financial accounting issues, in which case the arbitrator shall be a CPA, or if no such person is available, shall be generally familiar with the subject matter involved in the Dispute. If the parties are unable to agree on the mediator within thirty (30) days of the Request for Mediation, the AAA case manager will make an appointment.

If the initial mediation(s) does not completely resolve the Dispute, any party may request a different mediator for subsequent mediation(s) by serving notice of the request to the other party(ies) for approval, and subject to qualification per the requirements stated above.

13.5 Arbitration

Any Dispute that remains unresolved after good faith negotiation and three (3) failed mediation sessions shall be settled by binding arbitration. Judgment on the award rendered by the arbitrator(s) shall be final and may be entered in any court having jurisdiction thereof.

13.5.1 Selection of Arbitrator

Prior to arbitration, the complaining party shall cause the appointment of an AAA case manager by filing of a claim with the AAA along with the appropriate filing fee, and serving it on the defending party. The AAA case manager shall provide each party with a list of proposed arbitrators who meet the qualifications described below, or if no such person is available, who are generally familiar with the subject matter involved in the Dispute. Each side will have 14 days to strike any unacceptable names, number the remaining names in order of preference, and return the list to the AAA. The case manager shall then invite persons to serve from the names remaining on the list, in the designated order of mutual preference. Should this selection procedure fail for any reason, the AAA case manager shall appoint an arbitrator as provided in the applicable AAA Commercial Arbitration Rules.

13.5.2 Qualifications of Arbitrator

The selected or appointed arbitrator shall be selected from available candidates in California and shall have specialized knowledge of securities law, unless the Dispute pertains to financial accounting issues, in which case the arbitrator shall be a CPA. Further, the selected arbitrator must agree to sign a certification stating that they have read all of the documents relevant to this Agreement in their entirety, including and any relevant Appendices or Exhibits, this entire Agreement, and the Subscription Booklet.

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13.5.3 Limited Discovery

Discovery shall be limited to only those documents pertaining to this Agreement including this entire Agreement (and any relevant Appendices or Exhibits), the Subscription Booklet (and any relevant Appendices or Exhibits), any written correspondence between the parties, and any other documents specifically requested by the Arbitrator as necessary to facilitate his/her understanding of the Dispute. The parties may produce witnesses for live testimony at the arbitration hearing at their own expense. A list of all such witnesses and complete copies of any documents to be submitted to the arbitrator shall be served on the arbitrator and all other parties within forty-five (45) days of the arbitration hearing, at the submitting party’s expense.

13.5.4 Findings of Arbitrator

If, in any action against the General Partner, the selected or appointed arbitrator, or judge (if applicable) makes a specific finding that the General Partner has violated Securities laws, or has otherwise engaged in any of the actions described in Article 6.11 for which the General Partner will not be indemnified, the General Partner must bear the cost of its own legal defense. The General Partner must reimburse the Company for any such costs previously paid by the Company. Until the Company has been fully reimbursed, the General Partner will not be entitled to receive any Fees or Distributions it may otherwise be due.

14. Dissolution and Termination of the Company

14.1 Dissolution

The Company shall be dissolved upon an election of a 75% of all Limited Partners to dissolve the Company or on the sale of the Properties (which may be determined solely by action of the General Partner). The Company will observe any mandatory provisions of the Act upon dissolution. On dissolution, Assets of the Company will be distributed as described in Article 4.3 hereof.

14.2 Termination of a Limited Partner Does Not Require Dissolution

The disassociation, withdrawal, death, insanity, incompetency, Bankruptcy, dissolution, or liquidation of any Limited Partner or the General Partner will not require dissolution of the Company.

14.3 Procedure for Winding-Up

Upon the dissolution and termination of the Company caused by other than the termination of the Company under section 708(b)(1)(B) of the Code, the General Partner shall proceed to wind up the affairs of the Company. During such winding-up process, the Profits, Losses, and Distributions of the Distributable Cash shall continue to be shared by the Limited Partners in accordance with this Agreement.

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The Properties shall be liquidated as promptly as is consistent with obtaining fair market value (meaning the price a ready, willing and able buyer would pay to a ready, willing and able seller of a Property, assuming the Property was exposed for sale on the open market for a reasonable period of time, taking into account all purposes for which the Property may be used under the existing statutes, laws and ordinances applicable to the Property, including, in the case of real property, zoning, land use restrictions, and private restrictions, such as covenants, conditions and restrictions of record, and local real estate market conditions).

The proceeds from disposition of the properties owned by the Company shall be applied and distributed by the Company on or before the end of the taxable year of such liquidation if such liquidation occurs during the first year of Company operation, or within ninety (90) days after such liquidation thereafter. Upon dissolution of the Company, the Assets of the Company will be distributed as described in Article 14.1 hereof.

Upon the dissolution and commencement of the winding up of the Company, the General Partner shall cause Articles of Dissolution to be executed on behalf of the Company and filed with the Secretary of the State of California, and the General Partner shall execute, acknowledge and file any and all other instruments necessary or appropriate to reflect the dissolution of the Company.

15. Miscellaneous Provisions

15.1 Notices

All notices and demands which any Limited Partner is required or desires to give to another Limited Partner, the General Partner shall be given in writing by email with confirmation, facsimile, certified mail (return receipt requested with appropriate postage prepaid), or by personal delivery (with confirmation of service) to the address or facsimile transmission to the address set forth in the Subscription Agreement for the respective Limited Partner, provided that if any Limited Partner gives notice of a change of name or address or facsimile number, notices to that Limited Partner shall thereafter be given pursuant to such notice.

All notices and demands so given shall be effective upon receipt by the Limited Partner to whom notice or a demand is being given except that any notice given by certified mail shall be deemed delivered three (3) days after mailing provided proof of delivery can be shown to:

Keystone Investors - Urban Node Fund II GP, LLC

c/o Austin Nissly

236 BICKNELL AVENUE APT 11

SANTA MONICA, CA 90405

Phone: 724-809-9710

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15.2 Amendments

The Certificate of Formation and this Agreement may only be substantively amended by the affirmative vote of all Limited Partners of the Company. However, notwithstanding anything to the contrary herein, the General Partner may amend this Agreement in a manner not materially inconsistent with the principles of this Agreement, without the approval or vote of the Limited Partners, including without limitation:

•	To issue non-substantive amendments to this Agreement to correct minor technical errors;

•	To cure any ambiguity or to correct or supplement any provision herein which may be inconsistent with any other provision herein, or to add any other provisions with respect to matters or questions arising under this Agreement which will not be materially inconsistent with the provisions of this Agreement;

•	To appoint a different Partnership Representative (“Tax Matters Partner” under previous law);

•	To take such steps as the General Partner deems advisable to preserve the tax status of the Company as an entity that is not taxable as a corporation for federal or state income tax purposes;

•	To delete or add any provisions to this Agreement as requested by the Securities and Exchange Commission or by state securities officials which is deemed by such regulatory agency or official to be for the benefit or protection of the Limited Partners; or

•	To make amendments similar to the foregoing so long as such action shall not materially and adversely affect the Limited Partners.

15.3 Binding Effect

Except as may be otherwise prohibited by this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Limited Partners and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

15.4 Construction

Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Limited Partner or the General Partner.

15.5 Time

Time is of the essence with respect to this Agreement.

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15.6 Headings

Article and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

15.7 Agreement is Controlling

In the event of a direct conflict between any provision of this Agreement and the Act, the Agreement shall control unless the conflicting provision of the Act is non-waivable, in which case the conflicting provision in the Agreement shall become subject to the severability provisions of Article 15.8 below.

15.8 Severability

Every provision of this Agreement is intended to be severable. If any phrase, sentence, paragraph, or provision of this Agreement or its application thereof to any Person or circumstance is unenforceable, invalid, the affected phrase, sentence, paragraph, or provision shall be limited, construed, and applied in a manner that is valid and enforceable. If the conflict was with a non-waivable provision of the Act, phrase, sentence, paragraph, or provision shall be modified to conform to the Act. In any event, the remaining provisions of this Agreement shall be given their full effect without the invalid provision or application. If any term or provision hereof is illegal or invalid for any reason whatsoever, such legality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

15.9 Incorporation by Reference

Every Appendix, schedule, and other Exhibit, that is attached to this Agreement or referred to herein, is hereby incorporated in this Agreement by reference.

15.10 Additional Acts and Documents

The General Partner agrees to perform all further acts and execute, acknowledge, and deliver any documents that may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

15.11 California Law

The laws of the State of California shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Limited Partners.

15.12 Counterpart Execution

This Agreement may be executed in any number of counterparts with the same effect as if all of the Limited Partners and the General Partner had signed the same document. All the counterparts shall be construed together and shall constitute one agreement.

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15.13 Merger

It is agreed that all prior understandings and agreements between the parties, written and oral, respecting this transaction are merged in this Agreement, which alone, fully and completely expresses such agreement, and that there are no other agreements except as specifically set forth in this Agreement.

IN WITNESS WHEREOF, the parties hereto, whose names and contact information follows, have executed this Limited Partnership Agreement of Keystone Investors - Urban Node Fund II, LP as of the dates provided below.

Dated: June 1, 2018 By: Keystone Investors - Urban Node Fund II, LP,

A California limited partnership

By: Its General Partner, KEYSTONE INVESTORS - URBAN NODE FUND II GP, LLC,

A California limited partnership

________________________________

By: Austin Nissly

Manager

ALL SUBSCRIBERS MUST EXECUTE THIS LIMITED PARTNERSHIP AGREEMENT BY COMPLETING, EXECUTING AND RETURNING THE SUBSCRIPTION BOOKLET, HERETO ATTACHED, TO THE GENERAL PARTNER AT THE ADDRESS PROVIDED HEREIN.

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Appendix A: Limited Partner Signature and Contact Page

BY SIGNING THE SUBSCRIPTION AGREEMENT, HERETO ATTACHED, THE INVESTOR ACKNOWLEDGES THAT, THEY HAVE READ, UNDERSTAND, AND AGREE TO THE DISPUTE RESOLUTION PROCEDURE DESCRIBED IN ARTICLE 13 HEREOF; THEY HAVE SOUGHT ADVICE OF THEIR OWN COUNSEL TO THE EXTENT THEY DEEM NECESSARY; AND ARE GIVING UP THEIR RIGHT TO TRIAL BY JURY AND THEIR RIGHT TO CONDUCT PRETRIAL DISCOVERY.

BY SIGNING THE SUBSCRIPTION AGREEMENT, HERETO ATTACHED, THE INVESTOR HAS EXECUTED THIS LIMITED PARTNERSHIP AGREEMENT ON THE DATE SET FORTH IN THE SUBSCRIPTION AGREEMENT.

THE SUBSCRIPTION AGREEMENT AND THIS LIMITED PARTNERSHIP AGREEMENT ARE NOT DEEMED ENTER INTO UNTIL SUCH TIME THAT THE MANAGER COUNTERSIGNS SUCH SUBSCRIPTION AGREEMENT.

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Appendix B: Table 1, Limited Partners

Identification of Limited Partners

and Percentage Interests

(FOR INTERNAL USE ONLY)

Entity/Name	Capital Contribution	Number of Limited Partnership Interests Purchased	Ownership Percentage of Limited Partnership Interests	Ownership Percentage of Total Interests

TOTAL			$100.0%	75.0%

*DUPLICATE THIS PAGE IF NECESSARY

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Appendix B: Table 2, General Partner

Identification of General Partner

and Percentage Interest

(FOR INTERNAL USE ONLY)

Entity/Name	Cash Contribution	Ownership Percentage of Class B Interests	Ownership Percentage of Total Interests
KEYSTONE INVESTORS - URBAN NODE FUND II GP, LLC	$0	100.0%	25.0%

TOTAL	$0	100.0%	25.0%

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Appendix C: Capital Accounts and Allocations

1. Capital Accounts

An individual Capital Account shall be maintained for each Limited Partner in accordance with Treasury Regulation section 1.704-1(b)(2)(iv) and adjusted with the following provisions:

a.	A Limited Partner’s Capital Account shall be increased by that Limited Partner’s Capital Contributions and that Limited Partner’s share of Profits.

b.	A Limited Partner’s Capital Account shall be increased by the amount of any Company liabilities assumed by that Limited Partner subject to and in accordance with Regulation section 1.704-1(b)(2)(iv)(c).

c.	A Limited Partner’s Capital Account shall be decreased by (a) the amount of cash distributed to that Limited Partner and (b) the Gross Asset Value of the Company’s Properties of the Company so distributed, net of liabilities secured by such distributed Company’s Properties that the distribute Limited Partner is considered to assume or to be subject to under Code section 752.

d.	A Limited Partner’s Capital Account shall be reduced by the Limited Partner’s share of any expenditures of the Company described in Code section 705(a)(2)(B) or which are treated as Code section 705(a)(2)(B) expenditures under Treasury Regulation section 1.704-1(b)(2)(iv)(i) (including syndication expenses and Losses nondeductible under Code sections 267(a)(1) or 707(b)).

e.	If any Economic Interest (or portion thereof) is transferred, the transferee of such Economic Interest or portion shall succeed to the transferor’s Capital Account attributable to such Interest or portion.

f.	Each Limited Partner’s Capital Account shall be increased or decreased as necessary to reflect a revaluation of the Company’s Properties in accordance with the requirements of Treasury Regulation section 1.704-1(b)(2)(iv)(f)-(g), including the special rules under Treasury Regulation section 1.701-1(b)(4), as applicable.

g.	In the event the Gross Asset Values of the Company Assets are adjusted pursuant to this Agreement, the Capital Accounts of all Limited Partners shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Company had recognized gain or loss equal to the amount of such aggregate net adjustment and the resulting gain or loss had been allocated among the Limited Partners in accordance with this Agreement.

h.	The foregoing provisions and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the Code and applicable Treasury Regulations and shall be interpreted and applied in a manner consistent therewith. In the event the General Partner shall determine, after consultation with competent legal counsel, that it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto are allocated or computed in order to comply with such applicable federal law, the General Partner shall make such modification without the consent of any other Limited Partner, provided the General Partner determines in good faith that such modification is not likely to have a material adverse effect on the amounts properly distributable to any Limited Partner and that such modification will not increase the liability of any Limited Partner to third parties.

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2. Division of Profits and Losses for Income Tax Purposes

Division of Profits and Losses After giving effect to the special allocations set forth in Sections 2.2 and 2.3 of this Appendix, Profits and Losses of the Company shall be allocated as follows:

2.1 Fiscal Year

After giving effect to the special allocations set forth in Sections 2.2 and 2.3, Profits and Losses of the Company shall be allocated as follows:

2.1.1 Net Profits

Net Profits (which is the excess of Profits over Losses) for each Fiscal Year of the Company shall be allocated as follows:

a.	First to reverse any Net Losses allocated to a Limited Partner solely as a result of the application of the limitation of Section 2.1.2(b) to another Limited Partner; thereafter

b.	To the Limited Partners, in proportion to the Distributions received by the Limited Partners under Section 3 for the Fiscal Year.

2.1.2 Net Losses

Net Losses (which is the excess of Losses over Profits) for each Fiscal Year of the Company shall be allocated:

a.	To and among the Limited Partners pro-rata according to their respective Percentage Interests; however;

b.	Net Losses allocated pursuant to Section 2.1.2(a) hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Limited Partner to have an adjusted Capital Account deficit at the end of any Fiscal Year. In the event some but not all of the Limited Partners would have adjusted Capital Account deficits as a consequence of an allocation of Net Losses pursuant to Section 2.1.2(a), the limitation set forth in this Section 2.1.2(b) shall be applied on a Limited Partner by Limited Partner basis so as to allocate the maximum permissible Net Losses to each Limited Partner under Treasury Regulation section 1.704-1(b)(2)(ii)(d).

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2.2 Special Allocations

2.2.1 Non-Recourse Deductions

Non-Recourse Deductions for any Fiscal Year shall be allocated to the Limited Partners in accordance with their Percentage Interests.

2.2.2 Limited Partner Non-Recourse Deductions

Limited Partner Nonrecourse Deductions for any Fiscal Year of the Company shall be allocated to the Limited Partners in the same proportion as Profits are allocated under Section 2.1.1, provided that any Limited Partner Nonrecourse Deductions for any Fiscal Year or other period shall be allocated to the Limited Partner who bears (or is deemed to bear) the economic risk of loss with respect to the Limited Partner Nonrecourse Debt to which such Limited Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation section 1.704-2(i)(2).

2.2.3 Minimum Gain Chargeback

Except as otherwise provided in section 1.704-2 of the Treasury Regulations, and notwithstanding any other provision of this Section, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Limited Partner shall be specially allocated items of Company Profits for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Limited Partner’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulation section 1.704-2(g).

Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Limited Partner pursuant thereto. The items to be so allocated shall be determined in accordance with sections 1.704-2(f)(6), 1.704-2(j) (2), and other applicable provisions in section 1.704-2 of the Treasury Regulations. This Section is intended to comply with the minimum gain chargeback requirement in section 1.704-2(f) of the Treasury Regulations and shall be applied consistently therewith.

2.2.4 Limited Partner Minimum Gain Chargeback

Except as otherwise provided in Treasury Regulation section 1.704-2(i)(4) and notwithstanding any other provision of this Section, if there is a net decrease in Limited Partner Nonrecourse Debt Minimum Gain attributable to Limited Partner Nonrecourse Debt during any Company Fiscal Year, each Limited Partner who has a share of the Limited Partner Nonrecourse Debt Minimum Gain attributable to such Limited Partner Nonrecourse Debt (determined in accordance with Treasury Regulation section 1.704-2(i)(5)) shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Limited Partner’s share of the net decrease in Limited Partner Nonrecourse Debt Minimum Gain attributable to such Limited Partner Nonrecourse Debt, determined in accordance with Treasury Regulation section 1.704-2(i)(4).

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Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Limited Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation sections 1.702-2(i)(4) and 1.704-2(j)(2). The provisions of this Section 2.2.4 are intended to comply with the minimum gain chargeback requirement in Treasury Regulation section 1.704-2(i)(4) and shall be interpreted in accordance therewith.

2.2.5 Qualified Income Offset

In the event any Limited Partner, in such capacity, unexpectedly receives any adjustments, allocations, or Distributions described in Treasury Regulation sections 1.704-1(b)(2)(ii)(d)(4) (regarding depletion deductions), 1.704-1(b)(2)(ii)(d)(5) (regarding certain mandatory allocations under the Treasury Regulations regarding family partnerships: the so called varying interest rules or certain in-kind Distributions), or 1.704-1(b)(2)(ii)(d)(6) (regarding certain Distributions, to the extent they exceed certain expected offsetting increases in a Limited Partner’s Capital Account), items of Company income and gain shall be specially allocated to such Limited Partners in an amount and a manner sufficient to eliminate, as quickly as possible, the deficit balances in the Limited Partner’s Capital Account created by such adjustments, allocations, or Distributions.

Any special allocations of items of income or gain pursuant to this Section shall be taken into account in computing subsequent allocations of Profits pursuant to this Section so that the net amount of any items so allocated and the Profits, Losses, or other items so allocated to each Limited Partner pursuant to this Section, shall to the extent possible, be equal to the net amount that would have been allocated to each such Limited Partner pursuant to this Section as if such unexpected adjustments, allocations, or Distributions had not occurred.

2.2.6 Special Allocation of Net Profit from Capital Transactions

After accounting for any allocations set forth in Sections 2.2 and 2.3, Net Profit (which is the excess of Profit over Losses) of the Company resulting from a Capital Transaction shall be allocated to the Limited Partners in proportion to the Distributions received (or to be received) from such Capital Transaction under Article 4.2 of this Agreement.

In any Fiscal Year of the Company, Net Losses resulting from a Capital Transaction shall be allocated to Limited Partners with positive Capital Accounts, in proportion to their positive Capital Account balances, until no Limited Partner has a positive Capital Account. For this purpose, Capital Accounts shall be reduced by the adjustments set forth in Treasury Regulation section 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

2.3 Other Allocations

2.3.1 Section 704(c) Allocations

In accordance with section 704(c) of the Code and the applicable Treasury Regulations issued thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Limited Partners so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value.

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In the event Gross Asset Value of the Company’s Properties is adjusted pursuant to this Agreement, subsequent allocations of income, gain, loss, and deduction with respect to such Asset shall take into account any variation between the adjusted basis of such Asset for federal income tax purposes and its Gross Asset Value in the same manner as under section 704(c) of the Code and the Treasury Regulations thereunder.

The General Partner shall make any election or other decisions relating to such allocations in any manner that reasonably reflects the purpose of this Agreement. Allocations made pursuant to this Section are solely for purposes of federal, state, and local taxes and shall not affect or in any way be taken into account in computing any Limited Partner’s Capital Account or share of Profits, Losses, or other items, or Distributions pursuant to any provision of this Agreement.

2.3.2 Curative Allocations

The General Partner shall make such other special allocations as are required in order to comply with any mandatory provision of the applicable Treasury Regulations or to reflect a Limited Partner’s Economic Interest in the Company determined with reference to such Limited Partner’s right to receive Distributions from the Company and such Limited Partner’s obligation to pay its expenses and liabilities.

2.3.3 Allocation of Tax Items

To the extent permitted by section 1.704-1(b)(4)(i) of the Treasury Regulations, all items of income, gain, loss and deduction for federal and state income tax purposes shall be allocated to the Limited Partners in accordance with the corresponding “book” items thereof; however, all items of income, gain, loss and deduction with respect to Assets with respect to which there is a difference between “book” value and adjusted tax basis shall be allocated in accordance with the principles of section 704(c) of the Code and section 1.704-1(b)(4)(i) of the Treasury Regulations, if applicable.

Where a disparity exists between the book value of an Asset and its adjusted tax basis, then solely for tax purposes (and not for purposes of computing Capital Accounts), income, gain, loss, deduction and credit with respect to such Asset shall be allocated among the Limited Partners to take such difference into account in accordance with section 704(c)(i)(A) of the Code and Treasury Regulation section 1.704-1(b)(4)(i). The allocations eliminating such disparities shall be made using any reasonable method permitted by the Code, as determined by the General Partner.

2.3.4 Acknowledgement

The Limited Partners are aware of the income tax consequences of the allocations made by this Section and hereby agree to be bound by the provisions of this Section in reporting their share of Company income and loss for income tax purposes.

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3. Treatment of Distributions of Cash for Tax Purposes

3.1 Distributions of Cash

In the event that the Company generates Distributable Cash from Capital Transactions, the Company will make Cash Distributions to the Limited Partners as described in Article 4 of the Agreement.

3.2 In-Kind Distribution

Except as otherwise expressly provided herein, without the prior approval of the General Partner, Assets of the Company, other than cash, shall not be distributed in-kind to the Limited Partners. If any Assets of the Company are distributed to the Limited Partners in-kind for purposes of this Agreement, such Assets shall be valued on the basis of the Gross Asset Value thereof (without taking into account section 7701(g) of the Code) on the date of Distribution; and any Limited Partner entitled to any Interest in such Assets shall receive such Interest as a tenant-in-common with the other Limited Partner(s) so entitled with an undivided Interest in such Assets in the amount and to the extent provided for in Articles 4 and 2.2 of the Agreement.

Upon such Distribution, the Capital Accounts of the Limited Partners shall be adjusted to reflect the amount of gain or loss that would have been allocated to the Limited Partners pursuant to the appropriate provision of this Agreement had the Company sold the Assets being distributed for their Gross Asset Value (taking into account section 7701(g) of the Code) immediately prior to their Distribution.

3.3 Company Election Regarding 1031 Exchange of its Properties

The Company may elect (by a vote of a Majority of Interests), at the time of sale of a Property, to have the Company exchange the Property for another property, in compliance with the section 1031 of the Code, in which case recognition of the gain on the sale of the Property may be deferred.

If this action is approved but there are individual Limited Partners who do not want to participate in the exchange, they will have the option of and relinquishing their Limited Partnership Interests in the Company and taking a Cash Distribution at the time of the sale, as described in Article 4.2 of the Agreement.

3.4 Prohibited Distribution; Duty to Return

A Distribution to any Limited Partner may not be made if it would cause the Company’s total liabilities to exceed the fair value of the Company’s total Assets. A Limited Partner receiving a Distribution in violation of this provision is required to return it, if the Limited Partner had knowledge of the violation.

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4. Other Tax Matters

4.1 Company Tax Returns

The General Partner shall use its best efforts to cause the Company’s tax return to be prepared prior to March 1 of each year.

4.2 Tax Treatment of Additional or Substituted Limited Partners

No Additional or Substituted Limited Partners (described below) shall be entitled to any retroactive allocation of Losses, income, or expense deductions incurred by the Company.

The General Partner may, at its option, at the time an Additional or Substituted Limited Partner is admitted, close the Company books (as though the Company’s tax year had ended) or make pro rata allocations of loss, income, and expense deductions to the Additional or Substituted Limited Partner for that portion of the Company’s tax year in which the Additional Limited Partner was admitted in accordance with the provisions of section 706(d) of the Code and the Treasury Regulations promulgated thereunder.

4.3 Allocation and Distributions between Transferor and Transferee

Upon the transfer of all or any part of a Limited Partner’s Interest as hereinafter provided, Profits and Losses shall be allocated between the transferor and transferee on the basis of the computation method which in the reasonable discretion of the General Partner is in the best interests of the Company, provided such method is in conformity with the methods prescribed by section 706 of the Code and Treasury Regulation section 1.704-1(c)(2)(ii). Distributions shall be made to the holder of record of the Limited Partner’s Interest on the date of Distribution.

Any transferee of a Limited Partnership Interest shall succeed to the Capital Account of the transferor Limited Partner to the extent it relates to the transferred Interest; provided, however, that if such transfer causes a termination of the Company pursuant to section 708(b)(1)(B) of the Code, the Capital Accounts of all Limited Partners, including the transferee, shall be re-determined as of the date of such termination in accordance with Treasury Regulation section 1.704-1(b).

5. Partnership Representative

The Limited Partners shall take all reasonable actions to avoid the application to the Company of the centralized partnership audit provisions of sections 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015. If, however, such provisions are found to apply to the Company, a member of the General Partner or another appointed individual shall act as the Partnership Representative for the purposes of Code section 6221 through 6241. In the event the member of the General Partner is no longer a partner in the Company, and no other individual has been appointed as the Partnership Representative, the Partnership Representative shall be the Majority Interest owner from amongst the Limited Partners. If the Majority Limited Partner is unable or unwilling to serve, the Partnership Representative shall be appointed from amongst the remaining Limited Partners by a Majority of Interests of the Limited Partners.

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The Partnership Representative shall be authorized and required to represent the Company with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings. The Partnership Representative shall have the sole authority to (1) sign consents, enter into settlement and other agreements with such authorities with respect to any such examinations or proceedings and (ii) to expend the Company’s funds for professional services incurred in connection therewith. In the event of an adjustment resulting in an underpayment of tax, the Partnership Representative shall duly and timely elect under section 6226 of the Code that each Person who was a Limited Partner during the taxable year that was audited personally bear any tax, interest, addition to tax, and penalty resulting from such adjustments and, if for any reason, the Company is liable for a tax, interest, addition to tax, or penalty as a result of such an audit, each Person who was a member during the taxable year that was audited shall pay to the Company an amount equal to such Person’s proportionate share of such liability, as determined by the General Partner, based on the amount each such Person should have borne (computed at the rate used to compute the Company’s liability) had the Company’s tax return for such taxable year reflected the audit adjustment. The expenses for the Company’s payment of such tax, interest, addition to tax, or penalty shall be specially allocated to such Persons in such proportions.

The Partnership Representative shall have the final decision-making authority with respect to all federal income tax matters involving the Company. The Limited Partners agree to cooperate with the Partnership Representative and to do or refrain from doing any or all things reasonably required by the Partnership Representative to conduct such proceedings. Any reasonable direct out-of-pocket expense incurred by the Partnership Representative in carrying out its obligations hereunder shall be allocated to and charged to the Company as an expense of the Company for which the Partnership Representative shall be reimbursed.

6. Tax Matters Related to Foreign Investors

6.1.1 Non-U.S. Investors

The discussion below is applicable solely to Non-U.S. Persons investing directly with the Company.

The Company will be required to withhold U.S. Federal income tax at the rate of up to thirty percent (30%), or lower treaty rate, if applicable on a Non-U.S. Person’s distributive share of any U.S. source Distributions the Company realizes and certain limited types of U.S. source interest. Withholding generally is not currently required with respect to gain from the sale of portfolio securities. The Company will, however, be required to withhold on the amount of gain realized on the disposition of a “U.S. real property interest” included in a Non-U.S. Person’s Distribution at a rate of up to thirty-nine percent (39%). Each Non-U.S. Person that invests in this Offering will be required to file a U.S. Federal income tax return reporting such gain. The Gain realized on the sale of all or any portion of a Limited Partnership Interest will, to the extent such gain is attributable to U.S. real property interests, be subject to U.S. income tax.

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The Company will be required to withhold U.S. Federal income tax at the highest rate applicable for any “effectively connected taxable income” (as that term is defined by the IRS) allocated to a Non-U.S. Person, and the amount withheld will be available as a credit against the tax shown on such Person’s return. The computation of income effectively connected with the Company may be different from the computation of the Non-U.S. Person’s effectively connected income (because, for example, when computing the Company’s effectively connected income, net operating Losses from prior years are not available to offset the Company’s current income), so in any given year the Company may be required to withhold tax with respect to its Non-U.S. Person-Investors in excess of their individual Federal income tax liability for the year.

If a Non-U.S. Person invests through an entity, it may be subject to the thirty percent (30%) branch profits tax on its effectively connected income. The branch profits tax is a tax on the “dividend equivalent amount” of a non-U.S. corporation (which may apply in the case of a limited partnership), which is approximately equal to the amount of such Company’s earnings and profits attributable to effectively connected income that is not treated as reinvested in the U.S. The effect of the branch profits tax is to increase the maximum U.S. Federal income tax rate on effectively connected income from thirty-five percent (35%) to over fifty percent (50%). Some U.S. income tax treaties provide exemptions from, or reduced rates for, the branch profits tax for “qualified residents” of the treaty country. The branch profits tax may also apply if a Non-U.S. Person claims deductions against their effectively connected income from the Company for interest on indebtedness of its non-U.S. Limited Partner.

The Company is authorized to withhold and pay over any withholding taxes and treat such withholding as a payment to the Non-U.S. Person if the withholding was required. Such payment will be treated as a Distribution to the extent that the Non-U.S. Person is then entitled to receive a Distribution. To the extent that the aggregate of such payments to a Non-U.S. Person for any period exceeds the Distributions to which they are entitled for such period, the Company will notify the Non-U.S. Person as to the amount of such excess and the amount of such excess will be treated as a loan by the Company to the Non-U.S. Person. If a Non-U.S. Person owns a Limited Partnership Interest directly on the date of death, its estate could be further subject to U.S. estate tax with respect to such Interest.

6.1.2 Foreign Person Withholding

The Company shall comply with all reporting and withholding requirements imposed with respect to Non-U.S. Persons, as defined in the Code, and any Limited Partner that is a Non-U.S. Person shall be obligated to contribute to the Company any funds necessary to enable the Company (to the extent not available out of such Limited Partner’s share of Distributable Cash or Net Proceeds of Capital Transactions) to satisfy any such withholding obligations. In the event any Limited Partner shall fail to contribute to the Company any funds necessary to enable the Company to satisfy any withholding obligation, the General Partner shall have the right to offset against any payments due and owing to such Limited Partner, or its Affiliates, the amounts necessary to satisfy such withholding obligation, or, in the event the Company shall be required to borrow funds to satisfy any withholding obligation by reason of a Limited Partner’s failure to contribute such funds to the Company, the General Partner shall have the right to offset against said Limited Partner’s present and future Distributions, an amount equal to the amount so borrowed plus the greater of (i) the Company’s actual cost of borrowing such funds, or (ii) the amount borrowed, multiplied by fifteen percent (15%).

6.1.3 Non-U.S. Taxes

The Company may be subject to withholding and other taxes imposed by, and the Non-U.S. Person might be subject to, taxation and reporting requirements in non-U.S. jurisdictions. It is possible that tax conventions between such countries and the U.S. (or another jurisdiction in which a non-U.S. Limited Partner is a resident) might reduce or eliminate certain of such taxes. It is also possible that in some cases, if the Non-U.S. Person is a taxable Limited Partner, it might be entitled to claim U.S. tax credits or deductions with respect to such taxes, subject to certain limitations under applicable law. The Company will treat any such tax withheld from or otherwise payable with respect to income allocated to the Company as cash the Company received and will treat the Non-U.S. Person as receiving a payment equal to the portion of such tax that is attributable to it. Similar provisions would apply in the case of taxes the Company is required to withhold.

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Appendix D: Definitions

Defined terms are capitalized in this Agreement. The singular form of any term defined below shall include the plural form and the plural form shall include the singular. Whenever they appear capitalized in this Agreement, the following terms shall have the meanings set forth below unless the context clearly requires a different interpretation:

Act shall mean the 2015 California Uniform Limited Partnership Act of 2008, as codified in the California Corporations Code, Title 2, Chapter 4.5, as may be amended from time to time, unless a superseding Act governing limited liability companies is enacted by the state legislature and given retroactive effect or repeals this Act in such a manner that it can no longer be applied to interpret this Memorandum of the Agreement, in which case Act shall automatically refer to the new Act, where applicable, to the extent such re-interpretation is not contrary to the express provisions of this Memorandum or the Agreement.

Additional Capital Contribution shall mean any contribution to the capital of the Company in cash, property, or services by a Limited Partner made subsequent to the Limited Partner’s initial Capital Contribution.

Additional Limited Partner shall mean any Person that is admitted to the Company as a new or additional partner, based on the affirmative vote of the Limited Partners holding a majority of the Limited Partnership Percentage Interests, (except in the event of a failed capital call - see Article 2.3 and Article 11.2), after offering of Interests to new Limited Partners has been closed by the General Partner.

Advance, Advances or Limited Partner Loans shall mean any deferred expense reimbursement or Fee earned by the General Partner, as described in Article 3.1 of the Agreement.

Affiliate or Affiliated shall mean any Person controlling or controlled by or under common control with the General Partner or a Limited Partner wherein the General Partner or Limited Partner retains greater than fifty percent (50%) control of the Affiliate if an entity.

Agreement or Limited Partnership Agreement, when capitalized, shall mean the written Limited Partnership Agreement, whose purpose it is to govern the affairs of the Company and the conduct of its business in any manner not inconsistent with law or the Certificate of Formation, including all amendments thereto. No other document or other agreement between the Limited Partners shall be treated as part or superseding the Agreement unless it has been signed by all of the Limited Partners. The Agreement is attached hereto as Exhibit 2.

Article when capitalized and followed by a number refers to sections of the Agreement.

Asset or Company Asset shall mean any real or personal property owned by the Company.

Bankrupt or Bankruptcy means, with respect to any Person, being the subject of an order for relief under Title 11 of the United States Code, or any successor statute or other statute in any foreign jurisdiction having like import or effect.

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Capital Account shall mean the amount of the capital interest of a Limited Partner in the Company consisting of that Limited Partner’s original Contribution, as (1) increased by any additional Contributions and by that Limited Partner’s share of the Company Profits, and (2) decreased by any Distribution to that Limited Partner and by that Limited Partner’s share of the Company’s Losses.

Capital Contribution or Contribution shall mean any contribution to the Company in cash, property, or services by a Limited Partner whenever made.

Capital Transaction shall mean the sale or disposition of a Company Asset.

Class A Interests or Class A Limited Partner Interests shall mean those interests bearing a Preferred Return of seven (7%) percent on the Capital Contribution of a Class A Limited Partner and seventy-five percent (75%) of the Distributable Cash.

Class A Limited Partner shall mean those Limited Partners that purchase Class A Interests.

Class B Interests or Class B Limited Partner Interests shall mean those interests subordinated to the Class A Interests and generally issued in exchange for services. Holders of Class B Interests shall receive twenty-five (25%) percent of the Distributable Cash.

Class B Limited Partner shall mean those Limited Partners that hold Class B Interests. It is expected that the General Partner may hold all the Class B Limited Partner Interests.

Certificate of Formation shall mean the Certificate of Formation filed with the California Secretary of State pursuant to the formation of the Company, and any amendments thereto or restatements thereof.

Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

Company shall refer to Keystone Investors - Urban Node Fund II, LP, a California limited partnership.

Defaulting Partner shall mean a Limited Partner who fails to make any portion of its Capital Contribution, including any Additional Capital Contribution the Limited Partner has elected to make within the time period permitted hereunder.

Disassociation shall mean an action of the General Partner to remove a Limited Partner’s right to participate in management (i.e., removal of its voting Interest) for cause (per Article 12.1) or by operation of law (per Article 12.2).

Disassociated Partner shall mean a Limited Partner who has been involuntarily disassociated from the Company by one of the actions described in Article 12.1 or 12.2, or by Voluntary Transfer of its Limited Partnership Interest to a Voluntary Transferee as described in Articles 11.3 through 11.5.

Dispute, when capitalized, shall have the meaning set for in Article 13 hereof.

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Distributable Cash means all cash of the Company derived from Company operations or Capital Transactions and miscellaneous sources (whether or not in the ordinary course of business) reduced by: (a) the amount necessary for the payment of all current installments of interest and/or principal due and owing with respect to third party debts and liabilities of the Company during such period, including but not limited to any real estate commissions, property management fees, marketing fees, utilities, closing costs, holding costs, construction costs, etc., incurred by or on behalf of the Company; (b) the repayment of Advances, plus interest thereon; and (c) such additional reasonable amounts as the General Partner, in the exercise of sound business judgment, determines to be necessary or desirable as a Reserve for the operation of the business and future or contingent liabilities of the Company. Distributable Cash may be generated through either operations or Capital Transactions.

Distribution, Distributions or Cash Distributions shall mean the disbursement of cash or other property to the General Partner or Limited Partners in accordance with the terms of the Agreement.

Economic Interest shall mean a Person’s right to share in the income, gains, Losses, deductions, credit, or similar items of, and to receive Distributions from, the Company, but does not include any other rights of a Limited Partner, including, without limitation, the right to vote or to participate in management, except as may be provided in the Act, and any right to information concerning the business and affairs of the Company.

Fee shall mean an amount earned by the General Partner as compensation for various aspects of operation of the Company, if applicable, described in Article 5, hereof.

Fiscal Year shall mean the Company’s fiscal year, which shall be the calendar year.

General Partner shall initially refer to KEYSTONE INVESTORS - URBAN NODE FUND II GP, LLC a California limited liability company and each of its members, managers, partners, officers, shareholders, directors, employees and agents or any other Person or Persons, as well as any of its Affiliates that may become a General Partner pursuant to the Agreement or any other General Partner who shall be qualified and elected pursuant to Article 8 of the Agreement. Issuance of the Class B Interests is irrevocable and independent of the General Partner’s service to the Company.

Good Cause shall have the meaning set forth in Article 8.3 hereof.

Gross Asset Value shall mean the asset’s adjusted basis for federal income tax purposes, except as follows: the initial Gross Asset Value of any asset contributed by a Partner to the Company shall be the gross Estimated Market Value of such asset as determined annually by the General Partner. Gross Asset Value may be adjusted pursuant to Code sections 734 and 754 whenever it is determined by the General Partner that such adjustment is appropriate and advantageous.

Interest or Limited Partnership Interest shall mean a Limited Partner’s rights in the Company, including the Limited Partner’s Economic Interest, plus any additional right to vote or participate in management, and any right to information concerning the business and affairs of the Company provided by the Act and/or described in the Agreement.

Investor shall mean a Person who is contemplating the purchase of Class A Interests.

Keystone Investors - Urban Node Fund II, LP	Limited Partnership Agreement

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Involuntary Transfer shall mean any transfer not specifically authorized under Article 11.

Involuntary Transferee shall mean a Partner’s heirs, estate, or creditors that have taken by foreclosure, receivership, or inheritance and not as a result of a Voluntary Transfer.

Limited Partner means a Person who: (1) has been admitted to the Company as a Limited Partner in accordance with the Certificate of Formation and the Agreement, or an assignee of an Interest in the Company who has become a Limited Partner; (2) has not resigned, withdrawn, or been expelled as a Limited Partner or, if other than an individual, been dissolved. Limited Partner does not include a Person who succeeds to the Economic Interest of a Limited Partner, unless such Person is admitted by the General Partner as a new, substitute, or additional Limited Partner, in accordance with the provisions for such admission as provided in the Agreement. Limited Partners shall be divided into two classes: Class A (75% of the total interests in the Company) and Class B (25% of the total interests in the Company).

Limited Partner Percentage Interest shall be determined by calculating the ratio between each Limited Partner’s Capital Account in relation to the total capitalization of the Company provided by the Limited Partners.

Limited Partners shall refer to those Persons who have purchased Class A Interests or those who have been distributed Class B Interests.

Limited Partnership Interest shall mean a Limited Partner’s rights in the Company, including the Limited Partner’s Economic Interest, plus any additional right to vote or participate in management, and any right to information concerning the business and affairs of the Company provided by the Act and/or described in the Agreement.

Losses shall mean, for each Fiscal Year, the losses and deductions of the Company determined in accordance with accounting principles consistently applied from year to year under the cash method of accounting and as reported, separately or in the aggregate as appropriate on the Company’s information tax return filed for Federal income tax purposes.

Majority of Interests shall mean all the Partners whose collective Percentage Interests represent more than fifty percent (50%) of the Interests, whether in the Company or in a particular class (limited or general), as specified in specific provisions of the Agreement. Where no class is specified, a Majority of Interests refers to all Partners having a majority of the total interests in the Company, regardless of class.

Memorandum shall mean this Private Placement Memorandum, its Exhibit(s) and any supplements or addenda.

Minimum Investment Amount shall mean the minimum investment required of a single Class A Limited Partner Investor for admission to the Offering, or Twenty-Five Thousand Dollars ($25,000). Additional Units can be purchased once an Investor achieves the Minimum Investment Amount.

Nonrecourse Debt has the meaning set forth in section 1.704-2(b)(4) of the Treasury Regulations.

Keystone Investors - Urban Node Fund II, LP	Limited Partnership Agreement

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Nonrecourse Debt Minimum Gain means an amount, with respect to each Partner Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with section 1.704-2(i)(3) of the Treasury Regulations.

Nonrecourse Deductions has the meaning set forth in Treasury Regulation section 1.704-2(i)(2). For any Fiscal Year of the Company, the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt equals the net increase during that Fiscal Year in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt during that Fiscal Year, reduced (but not below zero) by the amount of any Distributions during such year to the Partner bearing the economic risk of loss for such Partner Nonrecourse Debt if such Distributions are both from the proceeds of such Partner Nonrecourse Debt and are allocable to an increase in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, all as determined according to the provisions of Treasury Regulation section 1.704-2(i)(2). In determining Partner Nonrecourse Deductions, the ordering rules of Treasury Regulation section 1.704-2(j) shall be followed.

Non-U.S. Person shall mean a Person who is not a U.S. Citizen, not a legal U.S. Resident, or not living in the United States.

Notice of Sale shall have the meaning set forth in Article 11.5.1, pertaining to a Voluntary Transfer of a Partner’s Interest.

Notice to Perform shall have the meaning set forth in Article 8.2.

Organization Expenses shall mean legal, accounting, and other expenses incurred in connection with the formation of the Company.

Partners mean all partners (limited or general) of the Company.

Partnership Representative shall mean a member of the General Partner, or an otherwise identified individual designated to act on behalf of the Company pursuant to section 6223 of the Internal Revenue Code.

Percentage Interest shall mean the ownership Interest in the Company of a Limited Partner, which shall be the calculated by dividing the number of Units purchased by or assigned the Limited Partner by the total number of Interests (General or Limited) issued. See Article 2.2 of the Agreement; see also definition of Limited Partner Percentage Interests above and Appendix B, attached to the Agreement.

Person means an individual, a partnership, a domestic or foreign limited partnership, a trust, an estate, an association, a corporation, or any other legal entity.

Preferred Return shall mean the annualized return of seven percent (7%) paid to Class A Limited Partners on their Capital Contributions.

Procedure, when capitalized, shall refer to the Internal Dispute Resolution Procedure described in Article 13 hereof.

Keystone Investors - Urban Node Fund II, LP	Limited Partnership Agreement

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Profits shall mean, for each Fiscal Year, the income and gains of the Company determined in accordance with accounting principles consistently applied from year to year under the cash method of accounting and as reported, separately or in the aggregate as appropriate, on the Company’s information tax return filed for Federal income tax purposes.

Property shall mean the distressed (multi-family) real estate throughout Southern California to be acquired, renovated, operated and eventually sold by the Company.

Property Manager shall mean a professional real estate brokerage or other appropriately licensed Person hired by the Company to manage rental and maintenance of the Property during their period of ownership by the Company. The Property Manager may be an Affiliate of the General Partner.

Purchasing Partner shall mean any current Partner (or Partner of the General Partner) contemplating the purchase of all or any portion of the rights of a Limited Partner in the Company of a Partner, including the Partner’s Economic Interest and/or voting rights referenced in Articles 11 and 12.

Remaining Partners shall have the meaning set forth in Articles 11.5.3 and 12.3 hereof.

Removal Notice shall have the meaning set forth in Article 8.4 hereof.

Section when capitalized and followed by a number, refers the sections of the Appendices to this Limited Partnership Agreement.

Selling Partner shall mean any Partner that sells, assigns, hypothecates, pledges, or otherwise transfers all or any portion of its rights of a Limited Partner in the Company, including its Economic Interest and/or voting rights.

Substitute Partner or Substituted Partner shall mean any Person or entity admitted to the Company, after approval by the General Partner, with all the rights of a Partner pursuant to Article 11.4 of this Agreement and Section 4.3 of Appendix C to this Agreement.

Transferee, when capitalized, shall have the meaning set forth in Article 11.4 hereof.

Treasury Regulations shall mean the Regulations issued by the United States Department of the Treasury under the Code.

Unit shall mean the incremental dollar amount established by the General Partner for sale of the Interests pursuant to this Offering, which Investors may purchase in order to become Limited Partners of the Company. Note: Units issued by the Company are “personal property” and not “real property” Interests, thus, may be ineligible for exchange under Federal tax law or “1031 exchange” rules.

Unreturned Capital Contributions means all Capital Contributions made by a Limited Partner less any returned capital.

Voluntary Transfer shall have the meaning set forth in Article 11.

Working Capital, Working Capital and Reserves, Reserve or Reserves shall mean, with respect to any fiscal period, funds set aside or amounts allocated during such period to Reserves that shall be maintained in amounts deemed sufficient by the General Partner for working capital and to pay taxes, insurance, debt service, or other costs or expenses incidental to the ownership or operation of the Company’s business.

Keystone Investors - Urban Node Fund II, LP	Limited Partnership Agreement

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